                                                                EXHIBIT 2.1


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                    among:


                            THE TITAN CORPORATION,
                            a Delaware corporation;


                         SUNRISE ACQUISITION SUB, INC.
                            a Delaware corporation;


                          HORIZONS TECHNOLOGY, INC.,
                            a Delaware corporation;


                                      and


               CERTAIN STOCKHOLDERS OF HORIZONS TECHNOLOGY, INC.





                         _____________________________

                         Dated as of February 26, 1998
                         _____________________________
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
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                                TABLE OF CONTENTS
                                                                             PAGE
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SECTION 1.  DESCRIPTION OF TRANSACTION. . . . . . . . . . . . . . . . . . . . . 2
      1.1   Merger of Merger Sub into the Company . . . . . . . . . . . . . . . 2
      1.2   Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . 2
      1.3   Closing; Effective Time . . . . . . . . . . . . . . . . . . . . . . 2
      1.4   Certificate of Incorporation and Bylaws; Directors and Officers . . 2
      1.5   Payment and Conversion of Shares. . . . . . . . . . . . . . . . . . 3
      1.6   Employee Stock Options and Company Warrants . . . . . . . . . . . . 4
      1.7   Closing of the Company's Transfer Books . . . . . . . . . . . . . . 5
      1.8   Exchange of Certificates. . . . . . . . . . . . . . . . . . . . . . 5
      1.9   Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . 6
      1.10  Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . 7
      1.11  Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . 7
      1.12  Further Action. . . . . . . . . . . . . . . . . . . . . . . . . . . 7
SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . 7
      2.1   Due Organization; Subsidiaries; Etc.  . . . . . . . . . . . . . . . 7
      2.2   Certificate of Incorporation and Bylaws; Records. . . . . . . . . . 8
      2.3   Capitalization, Etc. . . . . . . . . . . . . . . . . . . . . . . .  9
      2.4   Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . 10
      2.5   Absence of Changes. . . . . . . . . . . . . . . . . . . . . . . . . 11
      2.6   Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      2.7   Bank Accounts; Receivables. . . . . . . . . . . . . . . . . . . . . 11
      2.8   Equipment; Leasehold. . . . . . . . . . . . . . . . . . . . . . . . 11
      2.9   Proprietary Assets. . . . . . . . . . . . . . . . . . . . . . . . . 12
      2.10  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      2.11  Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      2.12  Compliance with Legal Requirements. . . . . . . . . . . . . . . . . 17
      2.13  Governmental Authorizations . . . . . . . . . . . . . . . . . . . . 17
      2.14  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      2.15  Employee and Labor Matters; Benefit Plans . . . . . . . . . . . . . 19
      2.16  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . 21

                                       i.
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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                             PAGE
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      2.17  ESOP Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      2.18  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      2.19  Related Party Transactions. . . . . . . . . . . . . . . . . . . . . 23
      2.20  Legal Proceedings; Orders . . . . . . . . . . . . . . . . . . . . . 24
      2.21  Authority; Binding Nature of Agreement. . . . . . . . . . . . . . . 24
      2.22  Non-Contravention; Consents . . . . . . . . . . . . . . . . . . . . 24
      2.23  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      2.24  Accounting Matters. . . . . . . . . . . . . . . . . . . . . . . . . 26
      2.25  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED
     STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      3.1   Representations and Warranties. . . . . . . . . . . . . . . . . . . 26
SECTION 4.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB . . . . . . 27
      4.1   Due Organization; Etc . . . . . . . . . . . . . . . . . . . . . . . 27
      4.2   Certificate of Incorporation and By-Laws. . . . . . . . . . . . . . 27
      4.3   Capitalization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . 28
      4.4   SEC Filings; Financial Statements . . . . . . . . . . . . . . . . . 28
      4.5   Absence of Certain Changes or Events. . . . . . . . . . . . . . . . 29
      4.6   Compliance with Legal Requirements. . . . . . . . . . . . . . . . . 29
      4.7   Governmental Authorizations . . . . . . . . . . . . . . . . . . . . 29
      4.8   Legal Proceedings; Orders . . . . . . . . . . . . . . . . . . . . . 29
      4.9   Authority; Binding Nature of Agreement. . . . . . . . . . . . . . . 30
      4.10  Valid Issuance. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
      4.11  Non-Contravention; Consents . . . . . . . . . . . . . . . . . . . . 30
      4.12  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      4.13  Government Contracts; Government Bids . . . . . . . . . . . . . . . 32
      4.14  Accounting Matters. . . . . . . . . . . . . . . . . . . . . . . . . 32
      4.15  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
SECTION 5.  CERTAIN COVENANTS OF THE COMPANY AND THE DESIGNATED STOCKHOLDERS. . 32
      5.1   Access and Investigation. . . . . . . . . . . . . . . . . . . . . . 32

                                       ii.
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                                TABLE OF CONTENTS
                                   (CONTINUED)
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      5.2   Operation of the Company's Business . . . . . . . . . . . . . . . . 33
      5.3   Notification; Updates to Company Disclosure Schedule. . . . . . . . 35
      5.4   No Negotiation. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      5.5   ESOP Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . 36
SECTION 6.  CERTAIN COVENANTS OF PARENT . . . . . . . . . . . . . . . . . . . . 37
      6.1   Access and Investigation. . . . . . . . . . . . . . . . . . . . . . 37
      6.2   Notification; Updates to Parent Disclosure Schedule . . . . . . . . 37
SECTION 7.  ADDITIONAL COVENANTS OF THE COMPANY AND PARENT. . . . . . . . . . . 38
      7.1   Filings and Consents. . . . . . . . . . . . . . . . . . . . . . . . 38
      7.2   Company Stockholders' Meeting . . . . . . . . . . . . . . . . . . . 38
      7.3   Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . 38
      7.4   Pooling of Interests. . . . . . . . . . . . . . . . . . . . . . . . 38
      7.5   Affiliate Agreements. . . . . . . . . . . . . . . . . . . . . . . . 38
      7.6   Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
      7.7   Registration Statement; Proxy Statement . . . . . . . . . . . . . . 39
      7.8   Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . 39
      7.9   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      7.10  FIRPTA Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      7.11  Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      7.12  Treatment of Employee Plans and Benefits. . . . . . . . . . . . . . 40
      7.13  "Post-Closing" Insurance. . . . . . . . . . . . . . . . . . . . . . 40
      7.14  Directors' and Officers' Indemnification and Insurance. . . . . . . 41
      7.15  Earnings Release. . . . . . . . . . . . . . . . . . . . . . . . . . 41
SECTION 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB. . . . 41
      8.1   Accuracy of Representations . . . . . . . . . . . . . . . . . . . . 41
      8.2   Performance of Covenants. . . . . . . . . . . . . . . . . . . . . . 42
      8.3   Stockholder Approval. . . . . . . . . . . . . . . . . . . . . . . . 42
      8.4   Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      8.5   Agreements and Documents. . . . . . . . . . . . . . . . . . . . . . 42
      8.6   FIRPTA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 43

                                       iii.
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                                TABLE OF CONTENTS
                                   (CONTINUED)
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      8.7   Compliance With the Securities Act. . . . . . . . . . . . . . . . . 43
      8.8   Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
      8.9   No Restraints . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
      8.10  Effectiveness of Registration Statement . . . . . . . . . . . . . . 43
      8.11  No Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . 43
      8.12  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      8.13  Average Sales Price . . . . . . . . . . . . . . . . . . . . . . . . 44
      8.14  Stock Voting Agreement. . . . . . . . . . . . . . . . . . . . . . . 44
      8.15  Tax Representation Letters. . . . . . . . . . . . . . . . . . . . . 44
      8.16  Representation and Warranty Insurance . . . . . . . . . . . . . . . 44
SECTION 9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. . . . . . . . . 44
      9.1   Accuracy of Representations . . . . . . . . . . . . . . . . . . . . 44
      9.2   Performance of Covenants. . . . . . . . . . . . . . . . . . . . . . 44
      9.3   Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      9.4   Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      9.5   No Restraints . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      9.6   Effectiveness of Registration Statement . . . . . . . . . . . . . . 45
      9.7   HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      9.8   Average Sales Price . . . . . . . . . . . . . . . . . . . . . . . . 45
SECTION 10. TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
      10.1  Termination Events. . . . . . . . . . . . . . . . . . . . . . . . . 46
      10.2  Termination Procedures. . . . . . . . . . . . . . . . . . . . . . . 46
      10.3  Termination Fees. . . . . . . . . . . . . . . . . . . . . . . . . . 47
      10.4  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . 47
SECTION 11. SURVIVAL OF REPRESENTATIONS, ETC.; INDEMNIFICATION, ETC.  . . . . . 47
      11.1  Survival of Representations, Etc. . . . . . . . . . . . . . . . . . 47
      11.2  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . 48
      11.3  Limits on Indemnification and Liability . . . . . . . . . . . . . . 48
      11.4  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
      11.5  Defense of Third Party Claims . . . . . . . . . . . . . . . . . . . 49

                                       iv.
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                                TABLE OF CONTENTS
                                   (CONTINUED)
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      11.6  Exercise of Remedies by Indemnitees Other Than Parent . . . . . . . 49
SECTION 12. MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . 49
      12.1  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . 49
      12.2  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 49
      12.3  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . 50
      12.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
      12.5  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . 51
      12.6  Time of the Essence . . . . . . . . . . . . . . . . . . . . . . . . 51
      12.7  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
      12.8  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
      12.9  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
      12.10 Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . 52
      12.11 Remedies Cumulative; Specific Performance . . . . . . . . . . . . . 52
      12.12 Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
      12.13 Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
      12.14 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
      12.15 Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . 53
      12.16 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 53
      12.17 Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . 53


LIST OF EXHIBITS:

EXHIBIT A   -    DESIGNATED STOCKHOLDERS
EXHIBIT B   -    CERTAIN DEFINITIONS
EXHIBIT C   -    DIRECTORS AND OFFICERS OF SURVIVING CORPORATION
EXHIBIT D-1 -    FORM OF AFFILIATE AGREEMENT
EXHIBIT D-2 -    PERSONS TO EXECUTE AFFILIATE AGREEMENTS
EXHIBIT E   -    FORM OF TAX REPRESENTATION LETTER OF COOLEY GODWARD LLP
EXHIBIT F   -    FORM OF TAX REPRESENTATION LETTER OF JENKENS & GILCHRIST, P.C.
EXHIBIT G   -    FORM OF RELEASE
EXHIBIT H   -    FORM OF LEGAL OPINION OF JENKENS & GILCHRIST, P.C.
EXHIBIT I   -    FORM OF LEGAL OPINION OF COOLEY GODWARD LLP


                                       v.

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION



     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of February 26, 1998, by and among: THE TITAN CORPORATION, a Delaware corporation ("Parent"); SUNRISE ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); HORIZONS TECHNOLOGY, INC., a Delaware corporation (the "Company"); and the parties identified on Exhibit A (the "Designated Stockholders"). Certain capitalized terms used in this Agreement are defined in Exhibit B.


                                   RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     D. The Designated Stockholders own a total of 5,172,500 shares of the Common Stock (with par value $.01) of the Company ("Company Common Stock") and no other shares of capital stock of the Company. Each Designated Stockholder has executed and delivered to Parent a Stock Voting Agreement dated on or about the date hereof (the "Stock Voting Agreement").

                                       1.

                                   AGREEMENT

     The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

     1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parent, 3033 Science Park Road, San Diego, California 92121, on March 31, 1998, or at such other time and date as the Parties agree, but in no event later than the second business day after the date that all of the conditions set forth in Sections 8 and 9 have been satisfied or waived (the "Closing Date" and, unless and until the Closing has occurred, the "Scheduled Closing Time"). Contemporaneously with or as promptly as practicable after the Closing, a properly executed Certificate of Merger conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

           (a) the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation as of the Effective Time;

           (b) the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation as of the Effective Time; and

           (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.

     1.5  PAYMENT AND CONVERSION OF SHARES.

           (a) Subject to Sections 1.8(d) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the "Applicable Fraction"

                                       2.

(as defined in Section 1.5(b)(i)) of a share of the common stock (par value $.01 per share) of Parent ("Parent Common Stock");

                (ii) each share of the Company's Series A Preferred Stock (with par value $.01) (the "Series A Preferred Stock"), if any, outstanding immediately prior to the Effective Time shall be converted into the right to receive the fraction of a share of Parent Common Stock (A) having a numerator equal to $5.00 and (B) having a denominator equal to the Designated Parent
Stock Price (as defined in Section 1.5(b)(iv)); and

                (iii) each share of the common stock (with par value $.01) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (b)  For purposes of this Agreement:

               (i) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to the amount by which (x) $23,850,000, minus the "Balance Sheet Deduction," plus $65,240 (which the Company represents to be a good faith estimate of the aggregate exercise prices of all of the Company Options), exceeds (y) the "Aggregate Preferred Stock Valuation" and (B) having a denominator equal to the amount determined by multiplying (1) the "Adjusted Company Share Amount" by (2) the "Designated Parent Stock Price".

               (ii) The "Aggregate Preferred Stock Valuation" shall be the amount determined by multiplying (A) $5.00 by (B) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

               (iii) The "Adjusted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), and (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable).

               (iv) The "Designated Parent Stock Price" shall be (A) the average of the closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange for each of the twenty consecutive trading days immediately preceding the Closing Date (the "Average Sales Price"), if the Average Sales Price is less than or equal to $8.00 per share and greater than or equal to $6.00 per share; (B) $8.00 if the Average Sales Price is greater than $8.00 per share; or (C) $6.00 if the Average Sales Price is less than $6.00 per share.

               (v) The "Balance Sheet Deduction" shall be (A) $4,500,000 plus or minus, as described below, (B) the amount by which the Company's Working Capital (determined prior to the Closing as set forth in Section 1.5(c) below) is less than (in which case such amount shall be added to the amount determined in (A) above) or greater than (in which case such amount shall be subtracted from the amount determined in (A) above) negative

                                       3.

$2,150,000; provided, however, no such adjustment shall be made unless the Company's Working Capital is at least $200,000 less than or greater than, as the case may be, negative $2,150,000 (and in such case such adjustment shall be made with respect to the entire amount less than or greater than, as appropriate, negative $2,150,000).

          (c) As soon as practicable, and prior to March 15, 1998, or at such other time as the parties may agree, the Company shall provide to Parent a certificate (the "Estimated Deduction Certificate") executed by the Company's Chief Executive Officer, which shall set forth the Company's good faith best estimate of the Balance Sheet Deduction (determined using the Company's unaudited balance sheet as of January 31, 1998, and as provided in Section 1.5(b)(v) above), and such estimate shall be used for purposes of determining the Applicable Fraction; provided, however, that if Parent determines that the Estimated Deduction Certificate underestimates the Balance Sheet Deduction (as determined by the Parent's audit of the Company's records to be completed within 15 days following delivery of such Estimated Deduction Certificate), Parent and the Company shall cooperate to mutually determine the appropriate Applicable Fraction consistent with the foregoing provisions (and any disagreement between them shall be resolved via arbitration).

     1.6 EMPLOYEE STOCK OPTIONS AND COMPANY WARRANTS. At the Effective Time, each stock option that is then outstanding under the Company's 1988 Amended Stock Option Plan, whether vested or unvested (a "Company Option"), and each warrant to purchase shares of Company Common Stock ("Company Warrants") that does not by its terms terminate in connection with the Merger, shall be assumed (or substituted in the case of Company Warrants) by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1988 Amended Stock Option Plan and the stock option agreement by which such Company Option is evidenced, or the Company Warrant (as applicable). All rights with respect to Company Common Stock under outstanding Company Options and such surviving Company Warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option and Company Warrant assumed (as substituted in the case of Company Warrants) by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option and Company Warrant shall be equal to the number of shares of Company Common Stock that were subject to such Company Option or Company Warrant (as applicable) immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option and Company Warrant shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option or Company Warrant (as applicable), as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option and Company Warrant shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option or Company Warrant (as applicable) shall otherwise remain unchanged; provided, however, that each such assumed Company Option and Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction

                                       4.

effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company's 1988 Amended
Stock Option Plan and otherwise) to effectuate the provisions of this Section
1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option.

     1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  EXCHANGE OF CERTIFICATES.

          (a) At or as soon as practicable after the Effective Time, Parent, or a transfer agent designated by Parent (the "Transfer Agent") will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent or the Transfer Agent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with

                                       5.

this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

          (d) Parent and the Surviving Corporation (or the Transfer Agent on their behalf) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law (or, in the alternative, Parent or the Transfer Agent, at Parent's option may request tax information and other documentation to ensure no withholding is necessary). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9  DISSENTING SHARES.

          (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of applicable law, shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to applicable law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

          (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to applicable law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to applicable law, and

                                       6.

(ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

     1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.11 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

     1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule prepared by the Company and delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Schedule"):

     2.1   DUE ORGANIZATION; SUBSIDIARIES; ETC.

           (a) Each of the Company and its majority-owned subsidiaries (including any subsidiaries of such subsidiaries) (each of the Company and such subsidiaries is individually referred to herein as "Acquired Corporation" and collectively as the "Acquired Corporations") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Company Contracts. For purposes of this Agreement, a company's "subsidiaries" shall mean and include all Entities in which such company owns a majority interest or has the power to vote a majority of the interests.

           (b) Since January 1, 1993, except as set forth in Part 2.1 of the Company Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name or other name, other than the name "Horizons Technology, Inc."

           (c) Each of the Acquired Corporations is qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction where so required under applicable law, except where the failure to be so qualified, authorized, registered or licensed has

                                       7.

not had and will not have a Material Adverse Effect on the Acquired Corporation. Each of the Acquired Corporations is in good standing as a foreign corporation in each of such jurisdictions.

           (d) Part 2.1 of the Company Disclosure Schedule accurately sets forth (i) the names of each of the Acquired Corporations, (ii) the names of the members of each of the Acquired Corporations' board of directors, (iii) the names of the members of each committee of each of the Acquired Corporations' board of directors, and (iv) the names and titles of each of the Acquired Corporations' officers.

           (e) Except for the equity interests identified in Part 2.1 of the Company Disclosure Schedule, each of the Acquired Corporations does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. Each of the Acquired Corporations has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Each of the Acquired Corporations has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns any equity interest.

     2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered or made available to Parent accurate and complete copies of: (1) the Company's Certificate of Incorporation and bylaws, including all amendments thereto, and all charter documents and bylaws and amendments thereto relating to the other Acquired Corporations; (2) the stock records of each of the Acquired Corporations, and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent) of the stockholders of each of the Acquired Corporations, the board of directors of each of the Acquired Corporations and all committees of the board of directors of each of the Acquired Corporations. There have been no formal meetings (or other proceedings required under applicable law to be reflected in the Company's minute book) of the stockholders of any of the Acquired Corporations, the board of directors of any of the Acquired Corporations or any committee of the board of directors of any of the Acquired Corporations that are not accurately reflected in such minutes or other records. There has not been any violation of any of the provisions of the Certificate of Incorporation or bylaws or other charter documents of any of the Acquired Corporations, and each of the Acquired Corporations has not taken any action that is inconsistent in any material respect with any resolution adopted by the its stockholders, its board of directors or any committee of its board of directors. The stock records and minute books of the Acquired Corporations are accurate, up-to-date and complete in all material respects.

     2.3   CAPITALIZATION, ETC.

           (a) The authorized capital stock of the Company consists of: (i) 12,000,000 shares of Common Stock (with par value $.01), of which 7,496,953 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 2,500,000 shares of Preferred Stock (with par value $.01), all of which have been designated "Series A Preferred Stock," of which 500,000 shares have been issued and are outstanding as of the date of this Agreement. Except as set forth in Part 2.3 of Company Disclosure Schedule, each outstanding share of Series A Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. The Company has made available to

                                       8.

Parent an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject as well as any obligation by the Company to pay dividends on any of its stock.

           (b) The Company has reserved 1,225,760 shares of Company Common Stock for issuance under its 1988 Amended Stock Option Plan, of which options to purchase 27,700 shares are outstanding as of the date of this Agreement.
The Company has reserved 158,364 shares of Company Common Stock for issuance under outstanding warrants to purchase Company Common Stock. Part 2.3 of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option and Company Warrant that is outstanding as of the date of this
Agreement: (i) the name of the holder of such Company Option or Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Option or Company Warrant and the number of shares of Company Common Stock with respect to which such Company Option or Company Warrant is immediately exercisable; (iii) the date on which such Company Option or Company Warrant was granted and the term of such Company Option or Company Warrant; (iv) the exercise schedule or period, as applicable, for such Company Option or Company Warrant; (v) the exercise price per share of Company Common Stock purchasable under such Company Option or Company Warrant; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth above and in Part 2.3 of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;
(ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge (as defined in Exhibit B hereto) of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. All of the Company Warrants except the Company Warrants issued to Imperial Bank shall terminate and be of no further force and effect as of the Closing.

           (c) All outstanding shares of Company Common Stock and Series A Preferred Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

           (d) Except as set forth in Part 2.3 of the Company Disclosure Schedule, since January 31, 1993, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Delaware General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

                (i) 321,322 shares of the Company Common Stock, and no other securities of the Company, have been issued to and are held by the Company's Employee Stock Ownership Plan and Trust (the "Company ESOP") and 300,000 Shares of the Company's Series

                                       9.

A Preferred Stock, and no other securities of the Company, have been issued and are held by the Company's Retirement Plan.

               (ii) All of the outstanding shares of capital stock of each of the subsidiaries of the Company are validly issued (in compliance with all applicable securities laws and other Legal Requirements and applicable Company Contracts), fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrance.

     2.4  FINANCIAL STATEMENTS

          (a) The Company has delivered or made available to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

               (i) the audited balance sheets of the Company as of January 31, 1997 and 1996, and the related audited income statements, statements of stockholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Ernst & Young LLP relating thereto; and

               (ii) the unaudited balance sheet of the Company as of January 2, 1998 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the eleven months then ended.

          (b) The Company Financial Statements are accurate and complete in all material respects except as adjusted per agreement with Parent and present fairly the financial position of the Company and the other Acquired Corporations as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company and the other Acquired Corporations for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes).

     2.5  ABSENCE OF CHANGES. Since December 31, 1997 there has not been
(a) any change, or any development or combination of developments that has had or would reasonably be expected to have a Material Adverse Effect on the Company, or (b) any material damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     2.6  TITLE TO ASSETS

          (a) Each of the Acquired Corporations owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Company Disclosure Schedule and all of its rights under the Contracts identified in Part 2.10 of the Company Disclosure Schedule; and (iii) all other assets reflected in its books and records as being owned by such Acquired Corporation. Except as set forth in
Part 2.6 of the Company

                                       10.

Disclosure Schedule, all of said assets are owned by the Acquired
Corporations free and clear of any liens or other Encumbrances, except for any lien for current taxes not yet due and payable.

          (b) Part 2.6 of the Company Disclosure Schedule identifies all material assets that are material to the business of the Acquired Corporations and that are being leased or licensed to any of the Acquired Corporations.

     2.7  BANK ACCOUNTS; RECEIVABLES

          (a) The Company has provided to Parent accurate records for each account (including account numbers) maintained by or for the benefit of any of the Acquired Corporations at any bank or other financial institution.

          (b) The Company has provided to Parent accurate records reflecting a breakdown and aging of all accounts receivable, notes receivable and other receivables of the Acquired Corporations as of December 31, 1997. Except as set forth in Part 2.7(b) of the Company Disclosure Schedule, all existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 1997 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and to the best knowledge of the Company will be collected in full when due, without any counterclaim or set off (net of a reasonable allowance for doubtful accounts).

     2.8  EQUIPMENT; LEASEHOLD

          (a) All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Acquired Corporations' businesses, in the manner in which such businesses are currently being conducted.

          (b) None of the Acquired Corporations own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.10 of the Company Disclosure Schedule.

     2.9  PROPRIETARY ASSETS

          (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application.
Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other material Company Proprietary Assets owned by the Company or any other Acquired Corporation. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of each material Proprietary Asset licensed to the Company or any other Acquired Corporation by any Person (except for any Proprietary Asset that is licensed to

                                       11.

the Company or any other Acquired Corporation under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company or any other Acquired Corporation. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule the Company (or any other Acquired Corporation, as appropriate) has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right (contractual or otherwise) to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, no Acquired Corporation is obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in
Part 2.9(a)(vi) of the Company Disclosure Schedule, no Acquired Corporation has developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Acquired Corporations have taken all measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets.

          (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. None of the Acquired Corporations is infringing, misappropriating or making any unlawful use of, and the Acquired Corporations have not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d)  Except as set forth in Part 2.9(d) of the Company Disclosure
Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation and performance standard provided with respect thereto by or on behalf of any Acquired Corporation; and (ii) there has not been any material claim by any customer or other Person alleging that any Company Proprietary Asset does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of any Acquired Corporation, and, to the best of the knowledge of the Company, there is no basis for any such claim. The Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Acquired Corporations may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets reasonably necessary to enable the Acquired Corporations to conduct their businesses in the manner in which such businesses have been and are being conducted. Except as set forth in Part 2.9(e) of the Company Disclosure Schedule, (i) the Acquired Corporations have not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Acquired


                                       12.

Corporations have not entered into any covenant not to compete or Contract limiting the ability to exploit fully any Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f) Except as set forth in Part 2.9(f) of the Company Disclosure Schedule, (i) all current and former employees of the Acquired Corporations have executed and delivered to the Acquired Corporations an agreement that is substantially identical to the standard form of Confidential Information and Invention Assignment Agreement or similar agreement used by the Company and previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Acquired Corporations have executed and delivered to the Acquired Corporations an agreement that is substantially identical to the standard form of Consultant Confidential Information and Invention Assignment Agreement or similar agreement used by the Company and previously delivered to Parent.

     2.10 CONTRACTS

          (a) Part 2.10 of the Company Disclosure Schedule identifies each Contract of the Company or any of the other Acquired Corporations material to the Acquired Corporations, considered as a whole (each a "Material Company Contract"), including the following (to the extent material):

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any Proprietary Asset;

               (iii) each Company Contract imposing any material restriction on any Acquired Corporation's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business with any other Person, or
(C) develop or distribute any technology;

               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) each Company Contract relating to the creation of any Encumbrance with respect to any asset of any of the Acquired Corporations;

               (vi) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (vii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (viii) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

                                       13.

               (ix) any other Company Contract that was entered into by any Acquired Corporation outside the ordinary course of business or was inconsistent with any such Acquired Corporation's past practices;

          (b) The Acquired Corporations have delivered or made available to Parent accurate and complete copies of all written Contracts identified in Part
2.10 of the Company Disclosure Schedule, including all amendments thereto.
Each Contract identified in Part 2.10 of the Company Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Acquired Corporations in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)  Except as set forth in Part 2.10 of the Company Disclosure
Schedule:

               (i) none of the Acquired Corporations has materially violated or breached, or committed any material default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Company Contract;

               (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Company Contract, or
(D) give any Person the right to cancel, terminate or modify any Material Company Contract;

               (iii) since January 31, 1997, none of the Acquired
Corporations has received any notice or other communication regarding any material violation or breach of, or default under, any Company Contract; and

               (iv) none of the Acquired Corporations has waived any of its material rights under any Material Company Contract.

          (d) No Person is renegotiating any amount paid or payable to the Company under any Material Company Contract or any other material term or provision of any Material Company Contract.

          (e) The Contracts identified in Part 2.10 of the Company Disclosure Schedule collectively constitute all of the Contracts reasonably necessary to enable the Acquired Corporations to conduct their businesses in the manner in which they are currently being conducted.

          (f) The Company has made available to Parent all material documentation regarding any bid, offer, award, written proposal or term sheet which has been submitted or received by the Acquired Corporations since January 31, 1997.


                                       14.

          (g) The Company has made available to Parent all material documentation regarding the Acquired Corporations' current backlog under Company Contracts.

          (h) Since January 1, 1992, except as set forth in Part 2.10(h) of the Company Disclosure Schedule:

                (i) none of the Acquired Corporations has had any determination of noncompliance or entered into any consent order;

               (ii) each of the Acquired Corporations has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

              (iii) none of the Acquired Corporations has, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended,
(C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

               (iv) all facts set forth in or acknowledged by any of the Acquired Corporations in any certification, representation or disclosure statement submitted by it with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

                (v) neither the Acquired Corporations nor any of their current employees (while, or to the best of the Company's knowledge, prior to becoming an employee) has been debarred or suspended from doing business with any Governmental Body, and, to the best of the knowledge of the Company, no circumstances exist that would sustain a debarment or suspension of any of the Acquired Corporations or any employee of any of the Acquired Corporations;

               (vi) no negative determinations of responsibility have been issued against any of the Acquired Corporations in connection with any Government Contract or Government Bid;

              (vii) no material direct or indirect costs incurred by any Acquired Corporation have been questioned (by written document or formal proceeding) or disallowed as a result of a finding or determination of any kind by any Governmental Body;

              (viii) Since January 1, 1997, no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to any Acquired Corporation under any Government Contract;

                                      15.

               (ix) none of the Acquired Corporations is undergoing or has undergone any audit, and the Company has no knowledge of any basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

                (x) except as set forth in Part 2.10 of the Company Disclosure Schedule none of the Acquired Corporations has entered into any financing arrangement with respect to the performance of any Government Contract;

               (xi) no payment has been made by any Acquired Corporation, or to the best knowledge of the Company, to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Company) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

              (xii) each of the Acquired Corporations' cost accounting system has not been determined by any Governmental Body not to be in compliance with any Legal Requirement;

             (xiii) each of the Acquired Corporations has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Proprietary Assets, except where any failure to do so has not and would not reasonably be expected to have a Material Adverse Effect on the Company;

              (xiv) in each case in which any Acquired Corporation has delivered or otherwise provided any technical data, computer software or Company Proprietary Asset to any Governmental Body in connection with any Government Contract, such Acquired Corporation has taken reasonable measures to mark such technical data, computer software or Company Proprietary Asset with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company Proprietary Asset;

               (xv) each of the Acquired Corporations has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts for 1991, 1992, and 1993, and those years are closed;

              (xvi) none of the Acquired Corporations is nor will they be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

                                      16.

     2.11 LIABILITIES. Each of the Acquired Corporations has no material accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), not otherwise reflected in the Company Financial Statements or provided in the Company Disclosure Schedule.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is, and has at all times since December 31, 1993 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since December 31, 1993, each of the Acquired Corporations has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company.

     2.13 GOVERNMENTAL AUTHORIZATIONS.  Part 2.13 of the Company Disclosure
Schedule identifies each material Governmental Authorization held by each of the Acquired Corporations. The Governmental Authorizations identified in
Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted except where any failure to have such Governmental Authorizations has not had and will not have a Material Adverse Effect on the Company. Each of the Acquired Corporations is, and at all times since December 31, 1993 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. Since December 31, 1993, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 TAX MATTERS

          (a) All Tax Returns required to be filed by or on behalf of any Acquired Corporation with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns filed since December 31, 1990 which have been requested by Parent.

          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles.

                                      17.

          (c) Except as set forth in Part 2.14 of the Company Disclosure Schedule, there have been no examinations or audits of any Company Return since December 31, 1990. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which it has access) relating to the Company Returns. Except as set forth in Part 2.14 of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted and no such extension or waiver has been requested from any Acquired Corporation.

          (d) Except as set forth in Part 2.14 of the Company Disclosure Schedule, since January 31, 1993 no material claim or Proceeding is pending or has been threatened against or with respect to any Acquired Corporation in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by any such Acquired Corporation and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of any Acquired Corporation except liens for current Taxes not yet due and payable. Each of the Acquired Corporations has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Each of the Acquired Corporations has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any Acquired Corporation that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Each of the Acquired Corporations is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS

          (a) Part 2.15(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, or termination pay plan (collectively, the "Compensation Plans"), and each hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, including the Company ESOP, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any Acquired Corporation for the benefit of any employee of any Acquired Corporation ("Employee"), except for Plans which would not require the Acquired Corporations to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

          (b) Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, the Acquired Corporations do not maintain, sponsor or contribute to, and, to the best of the

                                      18.

knowledge of Company, have not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) Each of the Acquired Corporations maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Company Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d)  With respect to each Plan, the Company has delivered to Parent:

                (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

              (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material
Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

                (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record keeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) No Acquired Corporation is required to be, and, to the best of the knowledge of the Company, has ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. No Acquired Corporation has ever been a member of an "affiliated service group" within the meaning of
Section 414(m) of the Code. To the best of the knowledge of the Company, the Acquired Corporations have never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as

                                      19.

such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) The Acquired Corporations do not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (g) Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) Each of the Compensation Plans and the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j) Each of the Compensation Plans and the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, the Company is not aware of any reason why any such determination letter should be revoked.

          (k) Except as set forth in Part 2.15(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of any Acquired Corporation (whether or not under any Plan), or materially increase the benefits payable under any Compensation Plan or Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (l) The Company has provided to Parent documentation showing all salaried employees of the Acquired Corporations, and correctly reflecting, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Acquired Corporations are not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

                                       20.

          (m) Part 2.15(m) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (n) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) Except as set forth in Part 2.15(o) of the Company Disclosure Schedule, each of the Acquired Corporations has good labor relations, and the Company has no reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on any Acquired Corporation's labor relations, or
(ii) any Acquired Corporation's employee(s) intend(s) to terminate his or her employment with the Acquired Corporation

     2.16 ENVIRONMENTAL MATTERS. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Each of the Acquired Corporations has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body or citizens group, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the Acquired Corporations' compliance with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law. All Governmental Authorizations currently held by each of the Acquired Corporations pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.17 ESOP MATTERS

          (a) The Company ESOP is duly organized and existing under applicable law, is a stock bonus plan qualified under Section 401(a) of the Code and is an "employee stock

                                      21.

ownership plan" as defined in Section 4975(e)(7) of the Code. The Company ESOP was formed and is, and at all times has been, maintained primarily for the benefit of the Company ESOP participants and beneficiaries, within the meaning of Section 4975(d)(3)(A) of the Code, Treasury Regulations Section 54.4975-7 and Section 408(b)(3) of ERISA. The shares of each Acquired Corporation's stock held by the Company ESOP (the "ESOP Shares") constitute "employer securities" within the meaning of Section 409(l) of the Code. The Company has heretofore delivered to Parent accurate and complete copies of all documents (and all amendments, modifications and supplements thereto) material to the creation of the Company ESOP and ESOP Trust and the ESOP Transactions, including, but not limited to, (a) the Company ESOP plan document and trust agreement, (b) each request heretofore filed with the IRS requesting the issuance of a favorable determination letter with respect to the qualified status or continuing qualified status of the Company ESOP, including all supporting documentation filed herewith, (c) any request filed with the IRS under the Voluntary Compliance Resolution Program ("VCR") or the Closing Agreement Program ("CAP"), (d) documentation of any correction of Company ESOP defects under the IRS' Administrative Program Regarding Self Correction ("APRSC").

          (b) Except as set forth in Part 2.17(b) of the Company Disclosure Schedule, (a) as of the Closing Date, no ESOP Transaction has occurred and no ESOP Loan exists with respect to the Company ESOP and (b) as of the Closing Date no ESOP Loan or ESOP Transaction is under negotiation and neither the Company nor any Acquired Corporation have any plan or commitment to enter into an ESOP Transaction or an ESOP Loan. No ESOP Transaction was, or has resulted in, or will result in a prohibited transaction under Section 4975(c) of the Code, Sections 406 or 407 of ERISA, or the regulations thereunder.
Any ESOP Loans and any related guarantees constitutes an "exempt loan" under Treasury Regulation Section 54.4975-7(b)(1)(iii). The use of the proceeds of any ESOP Loans by the Acquired Corporations and the Company ESOP, respectively, and the pledge of the ESOP Shares as security for the ESOP Loans, did not and does not constitute or result in a violation of the provisions of the Code or ERISA or any regulations thereunder.

          (c) All ESOP Loans have been fully paid, and no further amounts are due thereunder. Neither any of the Acquired Corporations nor the Company ESOP is or has been in breach or violation of any ESOP Transaction Document, there are no remaining unperformed obligations of the Acquired Corporations or the Company ESOP under any ESOP Transaction Document, and there are no amounts as to which any Acquired Corporation or the Company ESOP are or may be liable under any ESOP Transaction Documents.

          (d) At the Closing Date, there have been no transactions under Internal Revenue Code Section 1042 with respect to the Company ESOP.

          (e) All Legal Requirements applicable to any Acquired Corporation and/or to the ESOP Trustee requiring prudence of fiduciaries, including, without limitation, as to valuation matters and other similar matters relating to discretionary judgments not involving legal judgments, have been complied with, and the Acquired Corporations are not and shall not be subject to any liability as a fiduciary or co-fiduciary under ERISA with respect to matters arising prior to and through the Closing Date in connection with the Company ESOP. Neither the execution and delivery of this Agreement nor the consummation of the transactions described

                                      22.

herein or any other agreement between or among the parties to this Agreement, or the performance of the terms hereof or thereof, will conflict with, violate, or result in a breach of the Company ESOP plan document, any ESOP Transaction Documents or any agreement or other instrument by which the Acquired Corporations, the Company ESOP, the ESOP Trustee or the ESOP Trust may be bound, and will not constitute a breach by any Person acting as a fiduciary, within the meaning of ERISA, with respect to the Company ESOP of any fiduciary responsibility or similar duty or obligation owed by such Person to the participants of the Company ESOP under ERISA or otherwise.

     2.18 INSURANCE. Part 2.18 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Corporations and identifies any material claims made thereunder, and the Company has delivered or made available to Parent accurate and complete copies of the insurance policies identified on Part 2.18 of the Company Disclosure Schedule. Each of the insurance policies identified in
Part 2.18 of the Company Disclosure Schedule is in full force and effect. Since January 31, 1993, each of the Acquired Corporations has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.19 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since January 31, 1995 had, any direct or indirect interest in any material asset used in or otherwise relating to the businesses of the Acquired Corporations; (b) no Related Party is, or has at any time since January 31, 1995 been, indebted to any of the Acquired Corporations; (c) since January 31, 1995, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Company Contract, transaction or business dealing involving any of the Acquired Corporations; (d) no Related Party is competing, or has at any time since January 31, 1995 competed, directly or indirectly, with any of the Acquired Corporations; and (e) no Related Party has any claim or right against any of the Acquired Corporations (other than rights under Company Options or Company Warrants and rights to receive compensation for services performed as an employee of any of the Acquired Corporations). (For purposes of this Section
2.19 each of the following shall be deemed to be a "Related Party": (i) each of the Designated Stockholders; (ii) each individual who is, or who has at any time since January 31, 1995 been, an officer any of the Acquired Corporations; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Acquired Corporations) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
 No Related Party shall have any liability or obligation to Parent with respect to this Section 2.19.)

     2.20 LEGAL PROCEEDINGS; ORDERS

          (a) Except as set forth in Part 2.20 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations or (to the

                                      23.

best knowledge of the Company) any Person whose liability any of the Acquired Corporations has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, except as set forth in Part 2.20 of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) Except as set forth in Part 2.20 of the Company Disclosure Schedule, no material Legal Proceeding has been commenced by or has been pending against any of the Acquired Corporations since January 1, 1997.

          (c) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the best of the knowledge of the Company, no officer or other employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to any such Acquired Corporation's business.

     2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. Subject to the approval of the stockholders of the Company, the Company has the absolute and unrestricted right and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.22 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.22 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Certificate of Incorporation or bylaws, or
(ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of each of the Company's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any material Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by any of the Acquired Corporations, is subject;

                                      24.

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to any of the Acquired Corporations' business or to any of the assets owned or used by any of the Acquired Corporations;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any such Acquired Corporation).

Except as set forth in Part 2.22 of the Company Disclosure Schedule, the Acquired Corporations are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.23 FULL DISCLOSURE

          (a) This Agreement (including the Company Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          (b) The information supplied by the Company for inclusion in the S-4 Registration Statement (as defined in Section 7.7) will not, as of the date the S-4 Registration Statement becomes effective or as of the date of the Company Stockholders' Meeting (as defined in Section 7.2), (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

     2.24 ACCOUNTING MATTERS To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

     2.25 BROKERS. No broker, finder or financial adviser retained by the Company is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement; except the Company has retained the

                                      25.

Slavitt Ellington Group to give fairness opinions and valuations in connection with the Merger for a fee not to exceed $50,000.

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED STOCKHOLDERS.

     3.1 REPRESENTATIONS AND WARRANTIES. The Designated Stockholders represent and warrant to and for the benefit of the Parent that to the best of their actual knowledge, and based upon review of relevant information and records of the Company as deemed appropriate by the Designated Stockholders, the representations and warranties of the Company contained herein (as qualified by the Company Disclosure Schedule) are true and correct in all material respects, and do not set forth facts that are false or misleading in any material respect, nor do they omit to set forth facts the absence of which would make such representations and warranties materially false or misleading. Notwithstanding the generality of the foregoing, the Designated Stockholders represent and warrant to the best of their actual knowledge, and based upon review of relevant information and records of the Company as deemed appropriate by the Designated Stockholders, as follows:

          (a) The Company has made available to Parent the Company Financial Statements and the Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company and the other Acquired Corporations as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company and the other Acquired Corporations for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

          (b) Except as set forth in Part 2.12 of the Company Disclosure Schedule, to the best knowledge of the Designated Stockholders, each of the Acquired Corporations is, and has at all times since January 31, 1993 been in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company.

          (c) Except as would not have a Material Adverse Effect on the Company, each of the Acquired Corporations owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Company Disclosure Schedule and all of its rights under the Contracts identified in Part 2.10 of the Company Disclosure Schedule; and (iii) all other assets reflected in its books and records as being owned by such Acquired Corporation. Except as set forth in Part 2.6 of the Company Disclosure Schedule, all of said assets are owned by the Acquired Corporations free and clear of any liens or other Encumbrances, except for any lien for current taxes not yet due and payable.

          (d) None of the Acquired Corporations has materially violated or breached or committed any material default under, any Material Company Contract.

                                      26.

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub (each of the Parent and Merger Sub is individually referred to herein as "Acquiring Corporation" and collectively as the "Acquiring Corporations") jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule prepared by the Parent and delivered by the Parent to the Company on the date of this Agreement (the "Parent Disclosure Schedule"):

     4.1  DUE ORGANIZATION; ETC

          (a) Each of the Acquiring Corporations is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted;
(ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Material Company Contracts by which it is bound.

          (b) Each of the Acquiring Corporations is qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction where so required under applicable law, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Acquiring Corporation. Each of the Acquiring Corporations is in good standing as a foreign corporation in each of such jurisdictions.

     4.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. True, correct and complete copies of the Certificates of Incorporation and By-laws, each as amended to date, of Parent and Merger Sub have been made available to the Company. The Certificates of Incorporation and By-laws of Parent and each of the other Acquiring Corporations are in full force and effect. Neither Parent nor any of the other Acquiring Corporations is in violation of any provision of its Certificate of Incorporation or By-laws.

     4.3 CAPITALIZATION, ETC. The authorized capital stock of Parent consists of: (i) 45,000,000 shares of Common Stock, $.01 par value per share, 16,725,179 shares were issued and are outstanding as of January 30, 1998, and (ii) 2,500,000 shares of Preferred Stock, (A) 250,000 shares of which have been designated as Series A Junior Participating Preferred Stock, none of which has been issued, (B) 1,068,102 shares of which have been designated as $1.00 Cumulative Convertible Preferred Stock, $1.00 par value per share, 694,872 of which were issued and are outstanding as of January 30, 1998, and (C) 500,000 shares of which have been designated as Series B Cumulative Convertible Redeemable Preferred Stock, all of which were issued as of January 30, 1998. Each outstanding share of $1.00 Cumulative Convertible Preferred Stock is convertible at any time into two-thirds (2/3) of a share of Parent's common stock. The Series B Preferred Stock is convertible at the holder's option into shares of Parent's common stock at a conversion price of $9.00 per share. In November 1996, Parent issued $34,500,000 of convertible subordinated debentures. The debentures are convertible into common stock at a conversion price of $3.50 per share. All of the outstanding shares of Parent capital stock have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option or restriction on transfer other than restrictions imposed by federal or state securities laws. All outstanding shares of Parent capital

                                      27.

stock have been issued in compliance with all applicable securities laws and other applicable Legal Requirements, and all requirements set forth in applicable Contracts. All of the outstanding shares of capital stock of Merger Sub are owned beneficially and of record by Parent, free and clear of any Encumbrances and were issued in compliance with all applicable securities laws and other applicable Legal Requirements. Parent has outstanding options to purchase 1,860,598 shares of common stock as of the date hereof, with exercise prices ranging between $2.625 to $9.50. In addition, Parent has issued 100,000 warrants to acquire common stock at an exercise price of $3.50 per share. The shares of Parent Common Stock to be issued to the Company's shareholders in the Merger, when issued by Parent in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be issued in compliance with applicable federal and state securities laws and, except for the restrictions imposed by applicable federal and state securities laws, will be free and clear of any Encumbrances created or imposed, directly or indirectly, by Parent (subject to the terms of Affiliate Agreements entered into as contemplated by this Agreement).

     4.4  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1997 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, there has not been (a) any change, or any development or combination of developments, that has had or would reasonably be expected to have a Material Adverse Effect on Parent, or (b) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

                                      28.

     4.6 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquiring Corporations is, and has at all times since December 31, 1993 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on Parent. Except as set forth in Part 4.6 of the Parent Disclosure Schedule, since December 31, 1993, each of the Acquiring Corporations has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on Parent.

     4.7 GOVERNMENTAL AUTHORIZATIONS. The Governmental Authorizations held by the Acquiring Corporations are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable each of the Acquiring Corporations to conduct its business in the manner in which its business is currently being conducted except where any failure to have such Governmental Authorizations has not had and will not have a Material Adverse Effect on Parent. Each of the Acquiring Corporations is in substantial compliance with the terms and requirements of such Governmental Authorizations.

     4.8  LEGAL PROCEEDINGS; ORDERS.

          (a) Except as set forth in Part 4.8 of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Acquiring Corporations) no Person has threatened to commence any Legal Proceeding that has had or would reasonably be expected to have a Material Adverse Effect on Parent: (i) that involves any of the Acquiring Corporations or any of the assets owned or used by any of the Acquiring Corporations or (to the best knowledge of the Company) any Person whose liability any of the Acquiring Corporations has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, except as set forth in Part 4.8 of the Parent Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) Except as set forth in Part 4.8 of the Parent Disclosure Schedule, no material Legal Proceeding has ever been commenced by or has ever been pending against any of the Acquiring Corporations since January 1, 1997.

          (c) There is no order, writ, injunction, judgment or decree to which any of the Acquiring Corporations, or any of the assets owned or used by any of the Acquiring Corporations, is subject. To the best of the knowledge of the Company, no officer or other employee of any of the Acquiring Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to any such Acquiring Corporation's business.

     4.9 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right and authority to perform their obligations under this Agreement;

                                      29.

and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.10 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable, as described herein.

     4.11 NON-CONTRAVENTION; CONSENTS. Except as set forth in 4.11 of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Acquiring Corporations' Certificates of Incorporation or bylaws, or (ii) any resolution adopted by either Acquiring Corporations' stockholders, board of directors or any committee of either of the Acquiring Corporation's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any material Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by any of the Acquiring Corporations, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquiring Corporations or that otherwise relates to any of the Acquiring Corporations' business or to any of the assets owned or used by any of the Acquiring Corporations;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract material to the Acquiring Corporations, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract, or (iii) cancel, terminate or modify any such Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquiring Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any such Acquiring Corporation).

                                      30.

Except as set forth in Part 4.11 of the Parent Disclosure Schedule, and except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the HSR Act and the New York Stock Exchange Rules and Regulations, the Acquiring Corporations are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     4.12 FULL DISCLOSURE.

          (a) This Agreement (including the Parent Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          (b) The information supplied by the Acquiring Corporations for inclusion in the S-4 Registration Statement (as defined in Section 7.7) will not, as of the date the S-4 Registration Statement becomes effective, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

     4.13 GOVERNMENT CONTRACTS; GOVERNMENT BIDS.  Except as set forth in Part
4.13 of the Parent Disclosure Schedule:

          (a) None of the Acquiring Corporations have had any determination of noncompliance or entered into any consent order;

          (b) the Acquiring Corporations have complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

          (c) the Acquiring Corporations have not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended,
(C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the FAR or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or
(I) any other applicable procurement law or regulation or other Legal
Requirement;

          (d) neither the Acquiring Corporations nor any of their current respective employees (while, or to the best of Parent's knowledge prior to becoming an employee) have been debarred or suspended from doing business with any Governmental Body, and, to the best of the knowledge of Parent, no circumstances exist that would sustain a debarment or suspension of any Acquiring Corporation or any employee of any Acquiring Corporation; and

                                      31.

     4.14 ACCOUNTING MATTERS. To the knowledge of Parent, Parent has not taken and has not agreed, and does not plan, and will not take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interest."

     4.15 BROKERS. No broker, finder or financial adviser retained by Parent and Merger Sub is entitled to any brokerage, finder's or other fee or commission from Parent and Merger Sub in connection with the transactions contemplated by this Agreement.

SECTION 5.     CERTAIN COVENANTS OF THE COMPANY AND THE DESIGNATED STOCKHOLDERS

     5.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     5.2 OPERATION OF THE COMPANY'S BUSINESS. During the Pre-Closing Period, except pursuant to prior written consent of Parent, the Company shall, and shall cause each of the other Acquired Corporations to:

          (a) conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) in each case, in all material respects use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with it;

          (c) use reasonable efforts to keep in full force all insurance policies identified in Part 2.18 of the Company Disclosure Schedule;

          (d) not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

          (e) not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its

                                      32.

past practices, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options or Company Warrants, and (z) to issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock);

          (f) not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the Company's 1988 Amended Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrants, or (iii) any provision of any restricted stock purchase agreement;

          (g) except as otherwise provided herein, not amend or permit the adoption of any amendment to the Company's Certificate of Incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; to which each of the Designated Stockholders also covenants;

          (h) not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (i) not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $150,000 in the aggregate;

          (j) not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Company Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Company Contract;

          (k) except in compliance with the limits of subsection (i) above, not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Acquired Corporations pursuant to Contracts that are not Material Company Contracts;

          (l) not (i) lend money to any Person or (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings in the ordinary course of business under its line of credit with Imperial Bank);

          (m)  except as set forth in the Company Disclosure Schedule, not
(i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except for items accrued and approved by Parent or pursuant to agreements in effect on the date hereof, or in accordance with the Company's past practices, or (iii) hire any new indirect employee whose aggregate annual compensation from the Company is expected to exceed $40,000;

                                      33.

          (n) not change any of its methods of accounting or accounting practices in any material respect; and, with respect to determinations of Working Capital, not change any of its methods of accounting or accounting practices whatsoever, except the Company shall change its methods of accounting or accounting practices with respect to determinations of Working Capital to the extent reasonably requested by Parent to ensure compliance with Generally Accepted Accounting Principles, consistently applied ("GAAP");

          (o)  not make any Tax election;

          (p)  not commence or settle any material Legal Proceeding; and

          (q) not agree or commit to take any of the actions described in clauses "(d)" through "(p)" above.

     5.3  NOTIFICATION; UPDATES TO COMPANY DISCLOSURE SCHEDULE.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Stockholders in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of the Company (and each Designated Stockholder shall promptly notify Parent in writing of any breach of any covenant or obligation of such Designated Stockholder set forth herein); and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8 or Section 9 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the

                                      34.

purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Designated Stockholders in this Agreement, or (ii) determining whether any of the conditions set forth in
Section 8 has been satisfied; provided, however, that if Closing occurs, the Company Disclosure Schedule shall be deemed to be modified at such time by such update.

     5.4 NO NEGOTIATION. During the Pre-Closing Period, neither the Company nor any of the Designated Stockholders shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information or afford access to the properties, books or records of Company to any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept (subject to Section 10.1(e)) any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The parties acknowledge that any breach of the foregoing provisions by any officer, director or agent (including any employee of the Company acting as agent) of any of the Acquired Corporations shall be deemed a breach by the Company.

This Section 5.4 does not prohibit the Company from furnishing information regarding the Company or entering into discussions with any Person in response to an unsolicited bona fide written proposal or offer relating to a possible Acquisition Transaction submitted by such Person if the Board of Directors of the Company concludes in good faith, after consultation with outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Designated Stockholders during the Pre-Closing Period.

     5.5  ESOP COVENANTS

          (a) The Company shall take such action as is necessary to ensure that the requirements of Section 409(e) of the Code and the fiduciary provisions of ERISA are satisfied in connection with the voting of the ESOP Shares upon the Merger at the Company Stockholders' Meeting.

          (b) The Company agrees to take, during the Pre-Closing Period and thereafter, such actions, if any, as Parent deems reasonably necessary in Parent's discretion to obtain assurances satisfactory to Parent as to (i) the qualification of the Company ESOP under Section 401(a) and 4975(e)(7) of the Code and (ii) the compliance by the Company, the Company ESOP and the ESOP Trust with applicable Legal Requirements, including ERISA and

                                      35.

the Code, in connection with the establishment, operation and maintenance of the Company ESOP and the availability of the intended benefits and consequences associated with the Company ESOP and the ESOP Transactions. No such actions taken by Parent or the Company shall in any way limit or diminish the rights of any Indemnitees under this Agreement to recover or be indemnified for Indemnitee Damages, as defined herein.

SECTION 6.     CERTAIN COVENANTS OF PARENT

     6.1 ACCESS AND INVESTIGATION. During the pre-closing period, Parent shall, and shall cause its Representatives to: (a) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (b) provide the Company and the Company's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

     6.2  NOTIFICATION; UPDATES TO PARENT DISCLOSURE SCHEDULE.

          (a) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

                (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

              (iii)  any breach of any covenant or obligation of Parent;
and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8 or Section 9 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.2(a) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to the Company an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of (i)

                                      36.

determining the accuracy of any of the representations and warranties made by Parent in this Agreement, or (ii) determining whether any of the conditions set forth in Section 9 has been satisfied.

SECTION 7.     ADDITIONAL COVENANTS OF THE COMPANY AND PARENT

     7.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     7.2 COMPANY STOCKHOLDERS' MEETING. The Company shall, in accordance with its Certificate of Incorporation and By-laws, the applicable requirements of the Delaware General Corporation Law and SEC requirements with respect to preparation and mailing of the Prospectus/Proxy Statement, call and hold a special meeting of its stockholders (or if agreed upon by the Company and Parent, solicit the vote of its stockholders by way of written consent) as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (for purposes of this Agreement, such meeting, or the time at which the Company shall have received such written consent from the stockholders of the Company shall be referred to as the "Company Stockholders' Meeting"). As soon as permissible under the rules of the Delaware General Corporation Law, the Company shall solicit the vote of its stockholders with respect to the Merger and the transactions contemplated hereby.

     7.3 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) neither the Company nor any of the Designated Stockholders shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, which shall not be unreasonably withheld, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

     7.4 POOLING OF INTERESTS. During the Pre-Closing Period, no party to this Agreement shall take any action that could reasonably be expected to have an adverse effect on the ability of Parent to account for the Merger as a "pooling of interests."

     7.5 AFFILIATE AGREEMENTS. Each Designated Stockholder shall execute and deliver to Parent, and the Company shall use all commercially reasonable efforts to cause each other Person identified on Exhibit D-2 (and any other Person that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit D-1.

                                      37.

     7.6 BEST EFFORTS. During the Pre-Closing Period, (a) the Company and the Designated Stockholders shall use their best efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 9 to be satisfied on a timely basis.

     7.7  REGISTRATION STATEMENT; PROXY STATEMENT.

          (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC a registration statement on Form S-4 covering the Parent Common Stock to be issued to the Company stockholders in the Merger (the "S-4 Registration Statement"), in which a Prospectus/Proxy Statement will be included as a prospectus (the "Prospectus/Proxy Statement"), and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement (including the Prospectus/Proxy Statement) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this
Section 7.7. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

          (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote upon this Agreement and the Merger as provided herein; PROVIDED, HOWEVER, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or
(ii) to file a general consent to service of process in any jurisdiction.

     7.8 REGULATORY APPROVALS. In addition to the obligations of the parties set forth in the preceding section, the Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal

                                      38.

Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     7.9 TAX MATTERS. Prior to Closing and prior to the filing of the S-4 Registration Statement, and as soon as practicable after the execution of this Agreement, Parent and the Company shall execute and deliver, to Cooley Godward LLP and to Jenkens & Gilchrist, P.C., tax representation letters in substantially the form of Exhibit E and Exhibit F, respectively (which will be relied upon in connection with the legal opinions contemplated by Sections 8.5(e) and 9.3(b)).

     7.10 FIRPTA MATTERS. At the Closing (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(l)(i) of the United States Treasury Regulations, and (b) the Company may deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

     7.11 RELEASE. At the Closing, each of the Designated Stockholders shall execute and deliver to the Company a Release in the form of Exhibit G.

     7.12 TREATMENT OF EMPLOYEE PLANS AND BENEFITS. Except as otherwise agreed to by Parent and the Company, Parent shall ensure that upon the Closing, the benefit plans and benefit arrangements of employees of the Company will remain unchanged. By year end, benefits will be reviewed in consonance with Parent benefit plans and arrangements, applicable law and marketplace factors.

     7.13 "POST-CLOSING" INSURANCE. The parties hereto will cooperate and otherwise use best efforts to ensure that, prior to the Closing, either Company, Parent or Merger Sub shall obtain a one (1) year (subject to the timing requirements of Section 10 and 11 hereof) insurance policy (with an aggregate coverage limit in excess of $5 million) effective no later than the Effective Time, covering, pursuant to terms reasonably acceptable to Parent and the Designated

                                      39.

Stockholders, the representations and warranties of the Designated Stockholders set forth in Section 4 hereof (the "Representation and Warranty
Insurance").   The parties hereto agree to comply with the provisions of the
Representation and Warranty Insurance and to not take action that would limit its availability or effectiveness.

     7.14 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

          (a) Parent and the Company agree to provide indemnification in favor of any director or officer of the Company and its Subsidiaries (the "Indemnified Parties"), as currently provided in their respective certificates of incorporation or by-laws, or in an agreement between an Indemnified Party and the Company or one of its Subsidiaries set forth in
Part 7.15 of the Company Disclosure Schedule, and rights to indemnification shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect to any such claim shall continue until final disposition of such claim.

          (b) Parent agrees that from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for one year after the Effective Time a policy of directors' and officers' liability insurance covering the directors and officers of the Company (as of immediately prior to the Effective Time) in their capacity as such; and Parent shall secure such policy prior to the Closing.

     7.15 EARNINGS RELEASE. Parent shall use best efforts to, as soon as practicable following the Closing, issue a press release disclosing, or otherwise publish as contemplated by applicable rules and regulations relating to "pooling of interests" accounting, thirty days' operations of the Surviving Corporation; which disclosure shall be no later than the time of filing of Parent's report on Form 10-Q for the quarter next ended following the date that is 30 days following the Closing.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     8.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company and the Designated Stockholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving double effect to any update to the Company Disclosure Schedule not consented to in writing by Parent, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

                                      40.

     8.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Designated Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects at or prior to Closing.

     8.3 STOCKHOLDER APPROVAL. The principal terms of the Merger shall have been duly approved at the Company Stockholders' Meeting as necessary for approval under the Delaware General Corporation Law (at least a majority of the Company Common Stock, voting as a class, and two-thirds (2/3) of the Series A Preferred Stock, voting as a class); and the holders of not more than 10% of the outstanding shares of the Company shall have exercised dissenters rights as described in Section 1.9.

     8.4 CONSENTS. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.22 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     8.5 AGREEMENTS AND DOCUMENTS. Parent and the Company, as provided herein, shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate's Agreements in the form of Exhibit D-1 executed by any Person who could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act;

          (b) a Release in the form of Exhibit G, executed by the Designated Stockholders;

          (c) to the extent reasonably requested by Parent, confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees of the Company and by all consultants and independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Company Disclosure Schedule);

          (d) a legal opinion of Jenkens & Gilchrist, P.C., dated as of the Closing Date, in the form of Exhibit H;

          (e) a legal opinion of Cooley Godward LLP dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 7.9);

          (f) a letter from Arthur Andersen LLP, dated as of the Closing Date, confirming that no transaction entered into by the Company, and no other fact or circumstance relating to the Company, will prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

                                      41.

          (g) a certificate executed by the Company's Chief Executive Officer (solely in his capacity as such and not in his capacity as a Designated Stockholder) and containing the representation and warranty that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.4 have been duly satisfied (the "Company Closing Certificate"); and

          (h) if requested by Parent, written resignations of all officers and directors of the Acquired Corporations and the Company ESOP Trustees and 401(k) Trustees, effective as of the Effective Time, except as otherwise provided herein or otherwise agreed by Parent and the Company.

     8.6 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 7.10(b).

     8.7 COMPLIANCE WITH THE SECURITIES ACT. All applicable requirements of the Securities Act and state securities laws shall have been satisfied.

     8.8 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

     8.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     8.10 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued or threatened by the SEC with respect to the S-4 Registration Statement.

     8.11 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     8.12 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act (if applicable) shall have expired or been terminated.

     8.13 AVERAGE SALES PRICE. The Average Sales Price shall be less than or equal to $8.75 per share.

     8.14 STOCK VOTING AGREEMENT. The Stock Voting Agreement shall be in full force and effect and enforceable against each Designated Stockholder.

     8.15 TAX REPRESENTATION LETTERS. Each of Parent and the Company shall have executed and delivered a tax representation letter as set forth in
Section 7.9.

                                      42.

     8.16 REPRESENTATION AND WARRANTY INSURANCE. The Representation and Warranty Insurance shall have been purchased and shall be in full force and effect.

SECTION 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     9.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to Company in connection herewith, shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Materially Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained in such representations and warranties).

     9.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     9.3  DOCUMENTS.  The Company shall have received the following documents:

          (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit I;

          (b) a legal opinion of Jenkens & Gilchrist, P.C., dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 7.9); provided, however, that if such counsel does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to the Company if Cooley Godward LLP renders such opinion to the Company; and

          (c) a certificate executed by Parent's Chief Executive Officer and containing the representation and warranty that each of the representations and warranties set forth in Section 4 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 9.1 and 9.2 have been duly satisfied (the "Parent Closing Certificate"); and

     9.4 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

     9.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal

                                      43.

Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     9.6 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

     9.7 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act (if applicable) shall have expired or been terminated.

     9.8 AVERAGE SALES PRICE. The Average Sales Price shall be greater than or equal to $5.25 per share.

SECTION 10.    TERMINATION

     10.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Closing without either party (except as provided in Section 10.1(e)) incurring any termination fee:

          (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 8 (other than as related to the Company Stockholders' Meeting covered by Section 7.2) has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 9 has become impossible (other than as a result of any failure on the part of the Company or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (c) by Parent if the Closing has not taken place on or before June 30, 1998 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

          (d) by the Company if the Closing has not taken place on or before June 30, 1998 (other than as a result of the failure on the part of the Company or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (e) by the Company (at any time prior to stockholder approval of this Agreement, the Merger and the transactions contemplated hereby) if, pursuant to and in compliance with Section 5.4, the Company and its Board of Directors conclude in good faith that the Company must accept an unsolicited bona fide written proposed Acquisition Transaction which could reasonably be expected to result in a transaction that is more favorable to the Company's stockholders than the Merger (any such more favorable proposed Acquisition Transaction being referred to in this Agreement as a "Superior Proposal"); PROVIDED, HOWEVER, that if this Agreement is terminated pursuant to this
Section 10.1(e), the Company shall pay to

                                      44.

Parent a nonrefundable fee of $250,000 in cash (and no additional fee will be required under Section 10.3) upon the Company's (or its Board of Directors') election to accept such Superior Proposal. In reaching such conclusion, the Board of Directors shall consult with outside legal counsel(and other advisors as appropriate);

          (f)  by the mutual consent of Parent and the Company; or

          (g)  by Parent as provided in Section 10.3.

     10.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 10.1(a), Section 10.1(c) or Section 10.1(f), Parent shall deliver to the Company prompt written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1(b), Section 10.1(d) or
Section 10.1(e), the Company shall deliver to Parent prompt written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     10.3 TERMINATION FEES.

          (a) Parent may terminate this Agreement immediately (unless already terminated as provided in subsection (iii) below) and the Company shall pay to Parent a termination fee of $250,000, payable upon termination of this Agreement, if (i) at any time prior to the Closing Date, Company accepts a third party proposal or offer relating to a possible Acquisition Transaction that it determines is more favorable than the proposal or offer by Parent; (ii) the Company fails to complete the Company Stockholders' Meeting as required herein or if the stockholders of the Company fail to approve the Merger and this Agreement at the Company Stockholders' Meeting; or (iii) the Company terminates this Agreement other than pursuant to Section 10.1.

          (b) Parent shall pay to the Company a termination fee of $250,000, payable upon termination of this Agreement, if Parent terminates this Agreement other than pursuant to Section 10.1 or this Section 10.3.

     10.4 EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement or any obligation to pay a termination fee as set forth in Section 10.3; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 12; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 7.3.

                                      45.

SECTION 11. SURVIVAL OF REPRESENTATIONS, ETC.; INDEMNIFICATION, ETC.

     11.1 SURVIVAL OF REPRESENTATIONS, ETC.

          (a)  Subject to the indemnification limitations set forth in
Section 11.2, the representations and warranties made by the Designated Stockholders in Section 3 shall survive the Closing and shall expire on the first anniversary of the Closing Date (the "Claim Deadline"); provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to any of the Designated Stockholders or the appropriate Person under the terms of the Representation and Warranty Insurance, a written notice asserting a claim for recovery under
Section 11.2, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent, Merger Sub and the Company shall terminate and expire as of the Effective Time, and any liability of Parent, Merger Sub, or Company with respect to such representations and warranties shall thereupon cease.

          (b) The representations, warranties, covenants and obligations of the parties hereto, and (except as provided herein) the rights and remedies that may be exercised pursuant hereto, shall not be limited or otherwise affected by or as a result of any information furnished to or any investigation made by or knowledge of (except as provided herein or in the Company Disclosure Schedule), any of the parties or any of their Representatives.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

     11.2 INDEMNIFICATION.

          (a) From and after the Effective Time (but subject to Section 10.1(a)), Indemnitees shall be held harmless and indemnified under the terms of the Representation and Warranty Insurance from and against, and shall be compensated and reimbursed out of the Representation and Warranty Insurance for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the Designated Stockholders set forth in Section 3; (ii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 11.

          (b) The Parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Designated Stockholders set forth in Section 3, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership

                                      46.

of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     11.3 LIMITS ON INDEMNIFICATION AND LIABILITY. The only liability of the Designated Stockholders under Sections 11.2, 11.4 and 11.5 shall be limited to the amount actually recovered by the Indemnitee(s) under the Representation and Warranty Insurance.

     11.4 INTEREST. Any Indemnitee provided indemnification pursuant to this
Section 11 with respect to any Damages shall also be entitled to receive interest on the amount of such Damages (for the period commencing as of the date of a claim for recovery by such Indemnitee and ending on the date on which the liability to such Indemnitee is fully satisfied pursuant hereto) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

     11.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Indemnitee may be entitled to payment pursuant to this
Section 11, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively out of the Representation and Warranty Insurance;

          (b) the parties shall use reasonable efforts to make available to Parent any documents and materials in their possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding as permitted under the terms of the Representation and Warranty Insurance.

     11.6 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 12. MISCELLANEOUS PROVISIONS.

     12.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     12.2 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are

                                      47.

incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger; provided, and Parent shall bear the filing fees associated with the printing and filing of the S-4 Registration Statement and forms and notifications required to be filed by the Company or Parent under the HSR Act; provided, further, that any fees associated with the filing of any notifications required to be filed by any Company stockholder under the HSR Act shall be borne exclusively by the Company.

     12.3 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled.

     12.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to Parent:

                              The Titan Corporation
                              Attn:  Legal Department
                              3033 Science Park Road
                              San Diego, CA  92121
                              Telephone: (619) 552-9500
                              Facsimile:  (619) 552-9759


     with a copy to:          Cooley Godward LLP
                              Attn: M. Wainwright Fishburn, Esq.
                              4365 Executive Drive, Suite 1100
                              San Diego, California  92121
                              Telephone: (619) 550-6000
                              Facsimile:  (619) 453-3555

                                      48.

     if to the Company:

                              Horizons Technology, Inc.
                              Attn:  Chief Executive Officer
                              3990 Ruffin Road
                              San Diego, CA  92123
                              Telephone: (619) 292-8331
                              Facsimile:  (619) 292-9439


     with a copy to:          Jenkens & Gilchrist, P.C.
                              Attn:     Donald M. Barnes
                                        Andrew L. Lynch
                              1919 Pennsylvania Avenue, N.W., Ste. 600
                              Washington, D.C. 20006-3404
                              Telephone:  (202) 326-1500
                              Facsimile:  (202) 326-1555


     if to the Designated Stockholders (respectively):

                              J.P. (Pat) Boyce
                              111 West Quince Street
                              San Diego, CA  92103


                              Dr. James T. Palmer
                              6157 Calle Vera Cruz
                              La Jolla, CA  92037


                              Earl A. Pontius
                              444 Old Stonebrook
                              Nagog Woods, MA  01718


     12.5 CONFIDENTIALITY. Without limiting the generality of anything contained in Section 7.3, on and at all times after the Closing Date, each Designated Stockholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Designated Stockholder's possession that relates to the business of the Company or Parent; provided, however, agreement among the parties with respect to confidentiality and proprietary information shall remain in full force and effect, unaffected by the execution of this Agreement or by the Merger.

     12.6 TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

                                      49.

     12.7 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     12.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     12.9 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws), except to the extent the Delaware General Corporation Law governs.

     12.10 SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon:
the Company and its successors and assigns (if any); the Designated Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's stockholders (to the extent set forth in Section 1.5); the holders of assumed Company Options and Company Warrants (to the extent set forth in Section 1.6); the Designated Stockholders; Parent; Merger Sub; the other Indemnitees (subject to Section 11.2); and the respective successors and assigns (if any) of the foregoing. Parent may not assign any or all of its rights under this Agreement to an unrelated Entity, in whole or in part, without obtaining the prior written consent of the Company; and neither the Company nor any Designated Stockholder may assign any or all of its rights hereunder, in whole or in part, without obtaining the prior written consent of Parent.

     12.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative).
The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     12.12 WAIVER.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly

                                      50.

executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     12.13 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     12.14 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     12.15 PARTIES IN INTEREST. Except for the provisions of Sections 1.5, 1.6 and 11, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     12.16 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that any agreement with respect to confidentiality or proprietary information executed on behalf of Parent and the Company prior to the date hereof shall not be superseded by this Agreement and shall remain in effect in accordance with its terms and until the earlier of (a) the Effective Time, or (b) the date on which such agreement is terminated in accordance with its terms.

     12.17 CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      51.

     The parties hereto have caused this Agreement to be executed and delivered as of February 26, 1998.

                               THE TITAN CORPORATION,
                                a Delaware corporation


                               By: /s/Eric M. DeMarco, Chief Financial Officer
                                   -------------------------------------------
                                    Eric M. DeMarco, Chief Financial Officer


                               SUNRISE ACQUISITION SUB, INC,
                                a Delaware corporation


                               By: /s/Cheryl F. Barr, Secretary
                                   ------------------------------------------

                                   ------------------------------------------
                                             [Print Name and Title]



                               HORIZONS TECHNOLOGY, INC.,
                                a Delaware corporation



                               By: /s/James T. Palmer, CEO
                                   ------------------------------------------

                                   ------------------------------------------
                                             [Print Name and Title]


                               THE DESIGNATED STOCKHOLDERS:


                                   /s/J.P. (Pat) Boyce
                                   ------------------------------------------
                                                J.P. (Pat) Boyce


                                   /s/Dr. James T. Palmer
                                   ------------------------------------------
                                                Dr. James T. Palmer


                                   /s/Earl A. Pontius
                                   ------------------------------------------
                                                Earl A. Pontius



                                      52.

                                   EXHIBIT A

                            DESIGNATED STOCKHOLDERS



James T. Palmer
J. Patrick Boyce
Earl A. Pontius

                                   EXHIBIT B

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit B):

     ACQUIRED CORPORATION.  "Acquired Corporation" and "Acquired
Corporations"{ shall have the meanings set forth in Section 2.1.

     ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any material Contract: (a) to which the Company or any other Acquired Corporation is a party; (b) by which the Company or any other Acquired Corporation or any assets of any of them is or may become bound or under which the Company or any other Acquired Corporation has, or may become subject to, any obligation; or (c) under which the Company or any other Acquired Corporation has or may acquire any right or interest.

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

     COMMERCIAL CONTRACT. "Commercial Contract" shall mean any customer Contract [relating to the Company's commercial division] entered into by the Company that contemplates or includes (A) the payment or delivery of cash or other consideration in an amount of having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

     COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

     COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or any other Acquired Corporation or otherwise used by the Company or any other Acquired Corporation.

     COMPANY STOCKHOLDERS' MEETING. "Company Stockholders' Meeting" shall have the meaning set forth in Section 7.2.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ESOP LENDER. "ESOP Lender" shall mean the lender with respect to any loan arrangement by and between the Company and such ESOP Lender ("ESOP Outside Loan Agreement").

     ESOP LOANS. "ESOP Loans" shall mean any loan from an ESOP Lender to the Company pursuant to an ESOP Outside Loan Agreement and any loan from the Company to the Company ESOP ("ESOP Inside Loan Agreement").

     ESOP SHARES. "ESOP Shares" shall mean any equity securities of any Acquired Corporation held beneficially or of record by the Company ESOP.

     ESOP STOCK PURCHASE AGREEMENT. "ESOP Stock Purchase Agreement" shall any stock agreement relating to the ESOP Shares.

     ESOP TRANSACTION DOCUMENTS. "ESOP Transaction Documents" shall mean any and all of the ESOP Stock Purchase Agreement, ESOP Outside Loan Agreement, ESOP Inside Loan Agreement and such other agreements entered into in connection with the transactions contemplated thereby or the consummation thereof or performance thereunder, and all amendments, modifications and supplements thereto.

     ESOP TRANSACTIONS. "ESOP Transactions" shall mean the transactions contemplated by the ESOP Transaction Documents and such other transactions entered into in connection with the consummation thereof or performance thereunder.

     ESOP TRUST. "ESOP Trust" shall mean the trust established pursuant to the Company ESOP to hold the assets of the Company ESOP.

     ESOP TRUSTEE. "ESOP Trustee" shall mean the trustee(s) of the ESOP Trust pursuant to the Company ESOP.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest; and shall constitute a Contract as determined herein.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     INDEMNITEES. "Indemnitees" shall mean Parent and any other insured party under the Representation and Warranty Insurance.

     KNOWLEDGE. An individual will be deemed to have "knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has knowledge of such fact or other matter.

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of the Acquired Corporations, considered as a whole.

     MATERIAL COMPANY CONTRACT. "Material Company Contract" shall have the meaning set forth in Section 2.10(a).

     NYSE.  "NYSE" shall mean the New York Stock Exchange.

     PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     RELATED PARTY. "Related Party" shall mean (i) each of the Designated Stockholders; (ii) each individual who is, or who has at any time since January 31, 1995 been, an officer any of the Acquired Corporations; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Acquired Corporations) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     S-4 REGISTRATION STATEMENT. "S-4 Registration Statement" shall have the meaning set forth in Section 7.7(a).

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     STOCKHOLDERS. "Stockholders" shall mean all stockholders of the Company immediately prior to the Closing whose shares of Company Common Stock are converted into shares of Parent Common Stock at the Closing as a result of the Merger, and shall include the Designated Stockholders.

     SUPERIOR PROPOSAL. "Superior Proposal" shall have the meaning set forth in Section 10.1(e).

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     WORKING CAPITAL. "Working Capital" shall mean tangible current assets less current liabilities, excluding any intercompany payables and receivables, prepaid salaries and notes receivable from affiliated parties, as determined in accordance with GAAP; provided, however, that, consistent with the Company's presentation with respect to working capital set forth in Appendix 2.4(a)(ii) to the Company Disclosure Schedule, current liabilities shall not include accrued rent for any period subsequent to January 31, 1998, "reserves" of $100,000 or up to $175,000 of costs and expenses ("Merger Expenses") of the Company associated with the Merger. Notwithstanding the foregoing, the Merger Expenses shall include financial advisor costs and expenses not in excess of $25,000. Further, $50,000 in premiums for insurance policies obtained pursuant to the terms of this Agreement shall be included as current liabilities as part of the Working Capital calculation.

                                   EXHIBIT C

                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION


DIRECTORS
-----------------------
Earl A. Pontius
Gene W. Ray
John L. Slack
J. S. Webb



OFFICERS                  TITLE
-----------------------   ------------------------------------
J. S. Webb                Chief Executive Officer
Earl A. Pontius           President, Chief Operating Officer
Eugene B. Haignere        Vice President
David C. Clapp            Vice President
Richard G. Galloway       Vice President
William A. Hillmer        Assistant Treasurer
Lisabeth A. Marinelli     Assistant Vice President
Judy F. McLaughlin        Assistant Vice President, Corporate Secretary
John E. Pettigrew         Vice President
Rick J. Pope              Vice President
Robert L. Vaughan         Vice President/Group Controller
Gunars Vinkels            Vice President
Sue E. Wood               Assistant Secretary


                                  EXHIBIT D-1


                              AFFILIATE AGREEMENT


     This Affiliate Agreement (this "Agreement") is entered into as of ___________, 1998, by and between THE TITAN CORPORATION, a Delaware corporation ("Parent"), and the undersigned officer ("Officer") of HORIZONS TECHNOLOGY, INC., a Delaware corporation (the "Company").

     A. Pursuant to that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of February __, 1998, by and among Parent; SUNRISE ACQUISITION SUB, INC. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Parent; the Company; and certain stockholders of the Company; Merger Sub will merge with and into the Company (the "Merger").

     B. As a result of the Merger and certain related transactions, the stockholders of the Company will receive shares (the "Shares") of Parent Common Stock (as defined in the Merger Agreement). Officer understands the definitions of an "affiliate" of the Company as such term is defined in paragraphs (c) and (d) of Rule 145 ("Rule 145") under the Securities Act of 1933, as amended (the "Act"), and the Securities and Exchange Commission Accounting Series Release Nos. 130 and 135 (the "Pooling Rules"), as amended.

     C. Officer understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, Merger Sub and the Company, and their respective counsel and accounting firms.

     NOW, THEREFORE, Officer hereby certifies and agrees as follows:

     1. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

     2.   Officer certifies and agrees that:

     1.1 Officer has full power and capacity to execute and deliver this Agreement.

     1.2 Officer has discussed with counsel the requirements, limitations and restrictions on his ability to sell, transfer or otherwise dispose of the Shares he may receive and understands the requirements, limitations and restrictions this Agreement places upon Officer's ability to transfer, sell or otherwise dispose of such Shares.

     1.3 Officer will not, publicly or privately, sell, transfer or otherwise dispose of, or reduce Officer's interest in or risk relating to, any Shares held by Officer until such time as the financial results covering at least 30 days of post-Closing combined operations of the Company and Parent have been published by Parent (within the meaning of the Pooling Rules).

     1.4 Until the earlier of (i) the Closing Date or (ii) the termination of the Merger Agreement, Officer will not sell, transfer or otherwise dispose of, or reduce Officer's interest in or risk relating to, any Company Common Stock and/or Series A Preferred Stock held by Officer.

     1.5 Subject to Section 2(c) above, Officer will not sell, pledge, transfer or otherwise dispose of any of the Shares held by Officer unless at such time as such transfer shall be in conformity with the provisions of Rule 145(d) (or any successor rule then in effect), to the extent such Rule is applicable to Officer.

     3. Officer further certifies that he is the beneficial owner of the Company Common Stock and/or Series A Preferred Stock set forth below, or, if not set forth below, that he is not the beneficial owner of any Company Common Stock and/or Series A Preferred Stock.

     4. Each party hereto acknowledges that (i) it will be impossible to measure in money the damage to Parent if Officer fails to comply with any of the obligations imposed by this Agreement, (ii) every such obligation is material and (iii) in the event of any such failure, Parent will not have an adequate remedy at law or damages and, accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure; provided however, each party shall use reasonable efforts to notify the other in the event of a breach of this Agreement.

     5. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California.

     6. This Agreement shall be binding upon, enforceable by and inure to the benefit of the parties named herein and their respective successors; this Agreement may not be assigned by any party without the prior written consent of Parent. Any attempted assignment not in compliance with this Section 7 shall be void and have no effect.

     7. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                        THE TITAN CORPORATION

                                        By:____________________________________

                                           ____________________________________
                                           [Print Name and Title]

                                        OFFICER

                                        _______________________________________

                                        _______________________________________
                                                     [Print Name]

                                        Address:_______________________________
                                        _______________________________________
                                        _______________________________________


                                        Shares of Company Common Stock
                                             Beneficially Owned: _____________

                                        Shares of Series A Preferred Stock
                                             Beneficially Owned: _____________

                                  EXHIBIT D-2

                    PERSONS TO EXECUTE AFFILIATE AGREEMENTS



James T. Palmer
J. Patrick Boyce
Earl A. Pontius

                                   EXHIBIT E

                       FORM OF TAX REPRESENTATION LETTER
                    TO BE EXECUTED BY PARENT AND MERGER SUB

Cooley Godward, LLP                  Jenkens & Gilchrist, P.C.
One Maritime Plaza,  20th Fl.        1919 Pennsylvania Ave. N.W., Ste. 600
San Francisco, California 94111-3580 Washington, D.C.  20006-3404


RE: MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (THE "REORGANIZATION AGREEMENT") DATED FEBRUARY __, 1998, AMONG THE TITAN CORPORATION, A DELAWARE CORPORATION ("PARENT"), SUNRISE ACQUISITION SUB, INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("MERGER SUB"), HORIZONS TECHNOLOGY, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND CERTAIN STOCKHOLDERS OF THE COMPANY AND THE RELATED CERTIFICATE OF MERGER BETWEEN MERGER SUB AND THE COMPANY (THE "CERTIFICATE OF MERGER").

Gentlemen:

This letter is supplied to you in connection with your rendering of opinions regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement. The Reorganization Agreement and the Certificate of Merger, including exhibits and schedules attached thereto, are collectively referred to as the "AGREEMENTS."

After consulting with their counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certify and represent that the following facts are now true and will continue to be true as of the Effective Time of the Merger and thereafter where relevant:

     1. Pursuant to the Merger, Merger Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Sub. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Merger Sub's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Merger Sub or the Company, as the case may be, immediately prior but not subsequent to the
Merger: (i) assets disposed of by the Company or Merger Sub (other than assets transferred from Merger Sub to the Company in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "PRE-MERGER PERIOD"); (ii) assets used by the Company or Merger Sub to pay stockholders perfecting appraisal rights or other expenses or liabilities incurred in connection with the Merger; and
(iii) assets used to make distribution, redemption or other payments in respect of stock of the Company or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

     2. Parent's principal reasons for participating in the Merger are bona fide business purposes not related to taxes;

     3. Prior to the Merger, Parent will be in "CONTROL" of Merger Sub. As used in this letter, "CONTROL" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

     4. In the Merger, shares of stock of the Company representing Control of the Company will be exchanged solely for shares of Parent Common Stock. For purposes of this paragraph, shares of stock of the Company exchanged in the Merger for cash and other property (including, without limitation, cash paid to stockholders of the Company perfecting appraisal rights, if any, or in lieu of fractional shares of Parent Common Stock) will be treated as shares of stock of the Company outstanding on the date of the Merger but not exchanged for shares of Parent Common Stock;

     5. Parent has no plan or intention to cause the Company to issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

     6. Parent has no plan or intention to reacquire any of its stock issued pursuant to the Merger;

     7. Except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(j)(4), Parent has no plan or intention to: (a) liquidate the Company; (b) merge the Company with or into another corporation including Parent or its affiliates; (c) sell, distribute or otherwise dispose of the stock of the Company, to cause the Company to sell or otherwise dispose of the stock of the Company; or (d) cause the Company to sell or otherwise dispose of any of its assets or of any assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or payment of expenses incurred by the Company pursuant to the Merger;

     8. In the Merger, Merger Sub will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities, except to the extent incurred in connection with the transactions contemplated by the Agreements;

     9. Parent intends that, following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

     10. During the past five (5) years, none of the outstanding shares of capital stock of the Company, including the right to acquire or vote any such shares have, directly or indirectly, been owned by Parent or affiliates of Parent;

     11. Parent is not an investment Company within the meaning of Section 368(a)(F)(iii) and (iv) of the Code;

     12. No stockholder of the Company is acting as agent for Parent in connection with the Merger or the approval thereof; Parent will not reimburse any stockholder of the Company for any stock of the Company such stockholder may have purchased or for other obligations such stockholder may have incurred;

     13. Neither Parent nor Merger Sub is, or will be at the Effective Time of the Merger, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

     14. Except for repurchases or redemptions of Parent Common Stock that are consistent with past practices and pursuant to pre-existing purchase programs that were not created or modified in connection with the Merger, neither Merger Sub nor Parent nor any "RELATED PERSON" of Merger Sub or Parent (as such term is defined by Treasury Regulation Section 1.368-1(e)(3)) will repurchase or redeem any of the Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger;

     15. Except with respect to (i) payments of cash to stockholders of the Company perfecting appraisal rights and (ii) payments of cash to stockholders of the Company in lieu of fractional shares of Parent Common Stock, one hundred percent (100%) of the stock of the Company outstanding immediately prior to the Merger will be exchanged solely for Parent Common Stock. Thus, except as set forth in the preceding sentence, Merger Sub and Parent intend that no consideration be paid or received (directly or indirectly, actually or constructively) for stock of the Company other than Parent Common Stock;

     16. The total fair market value of all consideration other than Parent Common Stock received by stockholders of the Company in the Merger (including, without limitation, cash paid to stockholders of the Company perfecting appraisal rights) will be less than ten percent (10%) of the aggregate fair market value of stock of the Company outstanding immediately prior to the Merger;

     17. The fair market value of the Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the stock of the Company surrendered in exchange therefor, and the aggregate consideration received by stockholders of the Company in exchange for their stock of the Company will be approximately equal to the fair market value of all of the outstanding shares of stock of the Company immediately prior to the Merger;

     18. Each of Merger Sub, Parent, the Company and each stockholder of the Company will each pay separately his, her or its own expenses relating to the Merger;

     19. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount as a result of the Merger, and Parent will assume no liabilities of the Company or any stockholder of the Company in connection with the Merger;

     20. The terms of the Reorganization Agreement and the agreements related thereto are the product of arm's length negotiations;

     21. None of the compensation received by any stockholder-employee of the Company will be separate consideration for, or allocable to, any of their shares of stock of the Company; none of the shares of Parent Common Stock received by any stockholder-employee of the Company will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any stockholder-employee of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

     22. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Company stockholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the Company stockholders in exchange for their shares of Company capital stock. The fractional share interests of each Company stockholder will be aggregated, and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock;

     23. With respect to each instance, if any, in which shares of stock of the Company have been purchased by a stockholder of Parent (a "STOCKHOLDER") during the Pre-Merger Period (a "STOCK PURCHASE"): (i) the Stock Purchase was made by such Stockholder on its own behalf and not as a representative, or for the benefit, of Parent; (ii) the purchase price paid by such Stockholder pursuant to the Stock Purchase was the product of arm's length negotiations, was funded by such Stockholder's own assets, was not advanced, and will not be reimbursed, either directly or indirectly, by Parent; (iii) at no time was such Stockholder or any other party required or obligated to surrender to Parent the Company capital stock acquired in the Stock Purchase, and neither such Stockholder nor any other party will be required to surrender to Parent the Parent Common Stock for which such shares of stock of the Company will be exchanged in the Merger; and (iv) the Stock Purchase was not a formal or informal condition to consummation of the Merger and was entered into solely to satisfy the separate interests of such Stockholder and the seller; and

     24. Parent and Merger Sub are authorized to make all of the representations set forth herein.

The undersigned recognize that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Agreements and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

The undersigned recognize that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                   Very truly yours,



                                   THE TITAN CORPORATION,
                                   a Delaware corporation


                                   By:_____________________________________

                                   Title:__________________________________


                                   SUNRISE ACQUISITION SUB, INC.,
                                   a Delaware corporation


                                   By:_____________________________________

                                   Title:__________________________________

                                   EXHIBIT F

                       FORM OF TAX REPRESENTATION LETTER
                         TO BE EXECUTED BY THE COMPANY

Cooley Godward llp                        Jenkens & Gilchrist, P.C.
One Maritime Plaza, 20th Fl.              1919 Pennsylvania Ave. N.W., Suite 600
San Francisco, California CA  94111-3580  Washington, D.C.  20006-3404



RE: MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (THE "REORGANIZATION AGREEMENT"), DATED FEBRUARY __, 1998, AMONG THE TITAN CORPORATION, INC., A DELAWARE CORPORATION ("PARENT"), SUNRISE ACQUISITION SUB, INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("MERGER SUB"), HORIZONS TECHNOLOGY, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND CERTAIN STOCKHOLDERS OF THE COMPANY, AND THE RELATED CERTIFICATE OF MERGER BETWEEN THE COMPANY AND MERGER SUB (THE "CERTIFICATE OF MERGER").

Gentlemen:

This letter is supplied to you in connection with your rendering of opinions regarding certain federal income tax consequences of the Merger. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement or the Certificate of Merger. The Reorganization Agreement and the Certificate of Merger, including exhibits and schedules attached thereto, are collectively referred to as the "AGREEMENTS."

After consulting with its counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following facts are now true and will continue to be true as of the Effective Time of the Merger and thereafter where relevant:

     1. Pursuant to the Merger, Merger Sub will merge with and into the Company, and the Company will acquire all of the assets and liabilities of Merger Sub. Specifically, the assets transferred to the Company pursuant to the Merger will represent at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. In addition, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will continue to be held by the Company immediately after the Merger. For the purpose of determining the percentage of the Company's and Merger Sub's net and gross assets held by the Company immediately following the Merger, the following assets will be treated as property held by Merger Sub or the Company, as the case may be, immediately prior but not subsequent to the Merger: (i) assets disposed of by the Company or Merger Sub (other than assets transferred from Merger Sub to the Company in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "PRE-MERGER PERIOD"); (ii) assets used by the Company or Merger Sub to pay stockholders perfecting appraisal rights or other expenses or liabilities incurred in connection with the Merger; and
(iii) assets used to make distribution, redemption or other payments in respect of stock of the Company or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

     2. Other than in the ordinary course of business or pursuant to its obligations under the Agreements, the Company has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period;

     3. The Company's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

     4. On the Effective Time of the Merger, the Company will have no outstanding equity interests other than those disclosed in Section 2.3 of the Reorganization Agreement. At the time of the Merger, except as specified in the Reorganization Agreement, the Company will have no outstanding warrants, options, or convertible securities or any other type of right outstanding pursuant to which any person could acquire shares of the Company capital stock or any other equity interest in the Company, other than those disclosed in Section 2.3 of the Reorganization Agreement or the Disclosure Schedule with respect thereto;

     5. In the Merger, shares of stock of the Company representing "CONTROL" of the Company will be exchanged solely for shares of voting stock of Parent. At the Effective Time of the Merger, there will exist no rights to acquire the Company capital stock or to vote (or restrict or otherwise control the vote of) shares of stock of the Company which, if exercised, would affect Parent's acquisition and retention of control of the Company. For purposes of this paragraph, shares of the stock of Company exchanged in the Merger for cash and other property (including, without limitation, cash paid to stockholders of the Company perfecting appraisal rights, if any, or in lieu of fractional shares of Parent Common Stock) will be treated as shares of stock of the Company outstanding on the date of the Merger but not exchanged for shares of voting stock of Parent. As used in this letter, "CONTROL" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person;

     6. The total fair market value of all consideration other than shares of Parent Common Stock received by stockholders of the Company in the Merger (including, without limitation, cash paid to Company stockholders perfecting appraisal rights or in lieu of fractional shares of Parent Common Stock) will be less than ten percent (10%) of the aggregate fair market value of shares of stock of the Company outstanding immediately prior to the Merger;

     7. The Company has no plan or intention to issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing Control of the Company;

     8. Except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(j)(4), the Company has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub in the Merger except for dispositions made in the ordinary course of business or to pay expenses incurred by the Company pursuant to the Merger;

     9. The Company intends to continue its historic business or use a significant portion of its historic business assets in a business following the Merger;

     10. The liabilities of the Company have been incurred by the Company in the ordinary course of its business;

     11. The fair market value of the Company's assets will, on the Effective Time of the Merger, exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject;

     12. The Company is not and will not be on the Effective Time of the Merger an "INVESTMENT COMPANY" within the meaning of Section
368(a)(2)(F)(iii) and (iv) of the Code;

     13. The Company is not and will not be on the Effective Time of the Merger under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

     14. The Company has made no extraordinary distributions within the meaning of Temporary Federal Treasury Regulation Section 1.368-1T(e) with respect to its stock, prior to and in connection with the Merger;

     15. The Company has not redeemed and no "RELATED PERSON" with respect to the Company, as such term is defined by Treasury Regulation Section 1.368-1(e)(3), (without regard to Section 1.368-1(e)(3)(i)(a)), has purchased any Company capital stock prior to and in connection with the Merger;

     16. Except with respect to (i) payments of cash to stockholders of the Company in lieu of fractional shares of Parent Common Stock, and (ii) payments of cash to stockholders of the Company perfecting appraisal rights, one hundred percent (100%) of the shares of stock of the Company outstanding immediately prior to the Merger will be exchanged solely for shares of Parent Common Stock. Thus, except as set forth in the preceding sentence, the Company intends that no consideration be paid or received (directly or indirectly, actually or constructively) for shares of stock of the Company other than shares of Parent Common Stock;

     17. The fair market value of the shares of Parent Common Stock received by each stockholder of the Company will be approximately equal to the fair market value of the shares of stock of the Company surrendered in exchange therefor and the aggregate consideration received by stockholders of the Company in exchange for their shares of stock of the Company will be approximately equal to the fair market value of all of the outstanding shares of stock of the Company immediately prior to the Merger;

     18. Each of Merger Sub, Parent, the Company and each stockholder of the Company will each pay separately his, her or its own expenses relating to the Merger;

     19. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount as a result of the Merger; Parent will assume no liabilities of the Company or any stockholder of the Company in connection with the Merger;

     20. The terms of the Reorganization Agreement and the other agreements relating thereto are the product of arm's length negotiations;

     21. None of the compensation received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of stock of the Company; none of the shares of Parent Common Stock received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any stockholder-employees of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

     22. With respect to each instance, if any, in which shares of stock of the Company have been purchased by a stockholder of Parent (a "STOCKHOLDER") during the Pre-Merger period (a "STOCK PURCHASE"): (i) to the best knowledge of the Company, (A) the Stock Purchase was made by such Stockholder on its own behalf, rather than as a representative, or for the benefit, of Parent,
(B) the Stock Purchase was entered into solely to satisfy the separate interests of such Stockholder and the seller, and (C) the purchase price paid by such Stockholder pursuant to the Stock Purchase was the product of arm's length negotiations; and (ii) the Stock Purchase was not a formal or informal condition to consummation of the Merger; and

     23. The Company is authorized to make all of the representations set forth herein.

The undersigned recognizes that (i) your opinions will be based on the representations set forth herein and on the statements contained in the Agreements and documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of the Company pursuant to Parent's exercise of control over the Company after the Merger.

The undersigned recognizes that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                      Very truly yours,

                                      HORIZONS TECHNOLOGY, INC.,
                                      a Delaware corporation


                                     By:____________________________________

                                     Title:_________________________________

                                   EXHIBIT G

                          ACKNOWLEDGMENT AND RELEASE

     THIS ACKNOWLEDGMENT AND RELEASE ("Release") is being executed and delivered as of ______________, 1998, by __________________________________
("Releasor") in favor of, and for the benefit of, HORIZONS TECHNOLOGY, INC., a Delaware corporation (the "Corporation"), THE TITAN CORPORATION, a Delaware corporation ("Parent"), and the other Releasees (as defined in Section 2).

                            RECITALS

     A. Contemporaneously with the execution and delivery of this Release, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of February ___, 1998, among the Corporation, Parent, Sunrise Acquisition Sub., Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and certain other stockholders of the Corporation (the "Merger Agreement"), Merger Sub is merging into the Corporation (the merger of Merger Sub into the Corporation being referred to in this Release as the "Merger"). As a result of the Merger, the Corporation's stockholders are receiving shares of common stock of Parent in exchange for their shares of common stock of the Corporation, and the Corporation will survive as a wholly owned subsidiary of Parent.

     B. Parent has required, as a condition to consummating the Merger and the other transactions contemplated by the Merger Agreement, that Releasor execute and deliver this Release.

                                   AGREEMENT

     In order to induce Parent to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Releasor), Releasor hereby covenants and agrees as follows:

     1. RELEASE. Releasor, for himself and for each of his Associated Parties (as defined in Section 2), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees (as defined in Section 2) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims (as defined in Section 2).

     2.   DEFINITIONS.

     (a) The term "Associated Parties," when used herein with respect to Releasor, shall mean and include: (i) Releasor's predecessors, successors, executors, administrators, assigns, heirs and estate; and (ii) each entity of which Releasor owns, at least 50% of the outstanding voting interests.

     (b) The term "Releasees" shall mean and include: (i) Parent; (ii) the Corporation; (iii) each of the subsidiaries of Parent; and (iv) the past and present directors, officers, employees, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses "(i)" through "(iii)" of this sentence, other than Releasor.

     (c) The term "Released Claims" shall mean and include each and every claim that has arisen or arises out of any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this Release PROVIDED, HOWEVER, that the Released Claims shall not include:

          (i) Releasor's rights, if any, against Parent under the Merger Agreement;

          (ii) Releasor's rights against the Corporation under any other agreement being entered into by Releasor and the Corporation contemporaneously with the execution and delivery of this Release; or based upon obligations of the Corporation to make payments under existing compensation or benefit plans or as required under applicable law; or

          (iii) any right of indemnification Releasor may have against the Corporation under the Corporation's Certificate of Incorporation or otherwise in his capacity as an officer or director of the Corporation as such rights shall survive the Merger as expressly set forth in the Merger Agreement.

     3. REPRESENTATIONS AND WARRANTIES. Releasor represents and warrants that:

     (a) Releasor has not assigned, transferred, conveyed or otherwise disposed of any claim against any of the Releasees, or any direct or indirect interest in any such claim, in whole or in part;

     (b) to the best of Releasor's knowledge, no other person or entity has any interest in any of the Released Claims;

     (c) this Release has been duly and validly executed and delivered by Releasor;

     (d) this Release is a valid and binding obligation of Releasor and Releasor's Associated Parties, and is enforceable against Releasor and each of his Associated Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance;

     (e) neither the execution and delivery of this Release nor the performance hereof will result in any violation or breach of any agreement or other instrument to which Releasor is a party or by which Releasor is bound;

     4. NOTICES. Any notice or other communication required or permitted to be delivered to Releasor, the Corporation or Parent under this Release shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number of the party to receive the notice.

     5. SEVERABILITY. If any provision of this Release or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent and (b) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release. Each provision of this Release is separable from every other provision of this Release, and each part of each provision of this Release is separable from every other part of such provision.

     6. GOVERNING LAW; WAIVER OF SECTION 1542 AND RELATED STATUTES. This Release shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws). Notwithstanding the foregoing, Releasor expressly waives and relinquishes all rights and benefits that may be afforded by Section 1542 of the Civil Code of the State of California and any similar statute applicable to this Release (including, without limitation, any applicable statute, rule or regulation of the State of Minnesota), and does so understanding and acknowledging the significance of this specific waiver of such statute(s).
Section 1542 of the Civil Code of the State of California states as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     7. WAIVER. No failure on the part of any Releasee to exercise any power, right, privilege or remedy under this Release, and no delay on the part of any Releasee in exercising any power, right, privilege or remedy under this Release, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Releasee shall be deemed to have waived any claim arising out of this Release, or any power, right, privilege or remedy under this Release, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     8. CAPTIONS. The captions contained in this Release are for convenience of reference only, shall not be deemed to be a part of this Release and shall not be referred to in connection with the construction or interpretation of this Release.

     9. ENTIRE AGREEMENT. This Release sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

     10. AMENDMENTS. This Release may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Releasor, Parent and the Corporation.

     11. BINDING NATURE. This Release will be binding upon Releasor and Releasor's Associated Parties and will inure to the benefit of each of the Releasees.

     12.  CONSTRUCTION.

     (a) For purposes of this Release, whenever the context requires: the singular number shall include the plural, and vice versa.

     (b) As used in this Release, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (c) Except as otherwise indicated, all references in this Release to "Sections" are intended to refer to Sections of this Release.

     Releasor has executed this Release as of the date first above written.


                                            ________________________________
                                                        [Releasor]


                                            Name:___________________________

                                            Address:________________________

                                                    ________________________

                                   EXHIBIT H

                   SUBSTANTIVE PROVISIONS OF THE OPINION OF

                           JENKENS & GILCHRIST, P.C.

     [Capitalized terms defined as in the Merger Agreement]

     13. Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of the Acquired Corporations has the corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Acquired Corporations is qualified as a foreign corporation to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification except for such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Acquired Corporations.

     14. The authorized capital stock of the Company consists (i) 12,000,000 shares of Common Stock, $.01 par value, of which [7,996,953] shares have been issued and are outstanding as of the date hereof and (ii) 2,500,000 shares of Preferred Stock (with par value $.01, all of which have been designated "Series A Preferred Stock"), of which 500,000 shares have been issued and are outstanding as of the date hereof. All of the outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of capital stock or other securities of the Acquired Corporations have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company.

     15. To the best of our knowledge, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which the Company or any Acquired Corporation is a party or by which the Company or any Acquired Corporation is bound obligating the Company or any Acquired Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of the Company or any Acquired Corporation or securities convertible into or exchangeable for shares of capital stock of the Company or any Acquired Corporation, or obligating the Company or any Acquired Corporation to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement, other than as described in the Merger Agreement or the Company Disclosure Schedule.

     16. The Company has the requisite corporate power and authority to perform its obligations under the Merger Agreement and documents executed by the Company in connection therewith (collectively, the "Agreements"). The execution, delivery and performance of the Agreements by the Company have been duly authorized by all necessary action on the part of the Company's stockholders and board of directors. The Agreements have been duly and validly executed and delivered by the Company. The Company Agreements constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to

(i) general equity principles and limitations on availability of equitable relief, including specific performance, and (ii) limitations on the availability of indemnity under applicable laws.

     17. Neither the execution and delivery of the Agreements by the Company nor the consummation by the Company of the transactions provided for therein (including, without limitation, the Merger) nor the performance by the Company of its obligations thereunder, will (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of the Company, (b) constitute a material default (or with the provision of notice or the passage of time would constitute a material default) under the provisions of any material agreement to which the Company is a party or by which it is bound (as set forth in the Company Disclosure Schedule), or (c) violate any governmental statute, rule or regulation applicable to the Company, order, writ, injunction, decree or arbitration award applicable to the Company or its assets, excluding in the case of subclauses (b) and (c) such defaults and violations (A) which would not have a Material Adverse Effect on the Acquired Corporations and (B) would not adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

     18. No governmental consent, approval, authorization, registration, declaration or filing, or any other Governmental Authorization, is required for the execution and delivery of the Merger Agreement on behalf of the Company or for the Merger except for such consents, approvals or filings where the failure to obtain such consent or approval or make such filing (A) would not have a Material Adverse Effect on the Acquired Corporations and (B) would not adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

     19. To the best of our knowledge, there is no action, proceeding or investigation pending or threatened against the Company before any court or administrative agency that challenges or seeks to prohibit the consummation of the transactions contemplated in the Agreements or that, if determined adversely to the Company, may reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

     20. Assuming that all necessary corporate actions in respect of the Merger have been duly and validly taken by Parent and Merger Sub, then upon the consummation of the transactions contemplated by the Merger Agreement and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as contemplated by the Merger Agreement, the Merger will have been validly effected in accordance with Delaware Law.

                                   EXHIBIT I

_______________, 1998



Ladies and Gentlemen:

We have acted as counsel for The Titan Corporation, a Delaware corporation ("Parent"), in connection with the merger of Sunrise Acquisition Sub, Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Parent, with and into Horizon Technology, Inc., a Delaware corporation (the "Company"), pursuant to an Agreement and Plan of Merger and Reorganization, amended as of February __, 1998 among Parent, Merger Sub and the Company (the "Merger Agreement"). We are rendering this opinion pursuant to Section 8.5(f) of the Merger Agreement. Capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Merger Agreement and the agreements entered into in connection therewith (collectively, the "Agreements") by the various parties, and originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by Parent and Merger Sub of the Agreements) where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents had the legal capacity to execute and deliver such documents; that the Company has received all documents that the Company was to receive under the Agreements; that the Agreements are binding upon the Company; that the Company has filed any required state franchise or income tax returns and has paid any required state franchise or income taxes; and that there are no extrinsic agreements or understandings among any of the parties to the Agreements that would modify or interpret the terms of the Agreements or the respective rights or obligations of the parties thereunder.

Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the State of California and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion:
(i) as to compliance with, or the effects upon obligations arising under the Agreements of, any law, rule or regulation relating to securities or to the sale or issuance thereof; (ii) as to compliance with, or the effects upon obligations arising under the Agreements of, any law, rule or regulation relating to antitrust, trade regulation or unfair competition; or (iii) as to the enforceability of any of the agreements attached as exhibits to the Merger Agreement.

With regard to our opinion in paragraph 4 below, our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and the laws of the State of California; with respect to our opinion regarding the violation of any order, writ, injunction, decree or arbitration award applicable to Parent or Merger Sub, we have relied solely upon inquiries of officers of Parent and Merger Sub and have made no further investigation.

On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

     1. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     2. Each of Parent and Merger Sub has the requisite corporate power and authority to perform its obligations under the Merger Agreement. The execution, delivery and performance of the Merger Agreement by Parent have been duly authorized by all necessary action on the part of Parent's stockholders and Parent's board of directors. The execution, delivery and performance of the Merger Agreement by Merger Sub have been duly authorized by all necessary action on the part of Merger Sub's sole director and stockholder. The Merger Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub.

     3. The Merger Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to (i) general equity principles and limitations on availability of equitable relief, including specific performance, and (ii) limitations on the availability of indemnity under applicable laws.

     4. Neither the execution and delivery of the Agreements by Parent and Merger Sub, as applicable, nor the consummation by Parent and Merger Sub, as applicable, of the transactions provided for therein nor the performance by Parent and Merger Sub, as applicable, of their respective obligations thereunder, will (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, or (b) to our knowledge violate any governmental statute, rule or regulation applicable to Parent, order, writ, injunction, decree or arbitration award applicable to Parent or Merger Sub or their respective assets, excluding in the case of subclause (b) such defaults and violations (A) which would not have a Material Adverse Effect on Parent or Merger Sub and (B) would not adversely effect the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreements.

     5. The Parent Common Stock to be issued in connection with the Merger will be, upon issuance pursuant to the terms of the Merger Agreement, validly issued, fully paid and nonassessable.

This opinion letter and the opinions expressed herein are intended for your benefit and are not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.

Very truly yours,

Cooley Godward LLP